The business combination described in this document involves securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Securities code 3394)
November 15, 2016

To all Shareholders

Nissei Yokosuka Center Bldg. 14-1 Ogawa, Yokosuka Kanagawa 238-0004, Japan Network Value Components Ltd. Representative Director Susumu Watanabe

Notice of Convocation of Extraordinary General Meeting

Dear Shareholders,

This is a notice that extraordinary general meeting of shareholders will be held in a following manner.  We invite you to attend the meeting.

If you are unable to attend the meeting, you can exercise your voting rights in writing.   Please consider the Reference Documents for the General Meeting of Shareholders below, and indicate on the enclosed Voting Rights Exercise Form either your approval or disapproval of the Proposed Resolutions and return it so as to arrive before 6pm of Tuesday November 29, 2016.

Regards

1.	Date and time: 1 p.m. Wednesday, November 30, 2016

2.	Venue: Meeting room of Tokyo Office

Techno-Port Mitsui Seimei Bldg.
2-16-2 Minami-kamata, Ota-ku, Tokyo
(Please refer the guide map at the end.)

3.	Meeting purpose

Matters to be resolved
Proposed Resolution No. 1:
Approval of the share exchange agreement between the Company and NS Solutions Corporation.

Proposed Resolution No. 2
Partial modification of Articles of Incorporation

4.	Decided matters on convocation

In accordance with the provisions of the laws and regulations, and the Company’s Articles of Incorporation Article 15, the following items have been posted on the Company’s web site on the Internet (http://www.nvc.co.jp/ir), and thus are not stated in the notice.
The following matters of the Reference Documents for the General Meeting of Shareholders
· “The provisions of the Articles of Incorporation of NS Solutions Corporation”  and “the contents of the financial statements of NS Solutions Corporation for the latest fiscal year period (the year ending 2016 year ended March 31, 2016)” for the Proposed Resolution No. 1.
Upon your attendance of the meeting, we kindly ask you to submit the voting form enclosed to our reception desk.
Please note that, if modification of the Reference Documents for the General Meeting of Shareholders of the notice should occur, it will be posted on our web site on the Internet (address http://www.nvc.co.jp/).

Reference Documents for the General Meeting

Proposed Resolution No. 1:
Approval of the share exchange agreement between the Company and NS Solutions Corporation.
The Company and NS Solutions Corporation (“NSSOL”) decided at their respective board of directors meetings held on September 30, 2016 to conduct a share exchange through which NSSOL would become a wholly-owning parent company and the Company would become a wholly-owned subsidiary (the “Share Exchange”) and to execute share exchange agreement between the Company and NSSOL (the “Share Exchange Agreement”).
We therefore ask your approval for the Share Exchange Agreement.

The effective date of the Share Exchange is expected to be January 1, 2017, in which NSSOL intends to follow the procedure of short-form share exchange pursuant to Article 796 of the Companies Act of Japan (the “Companies Act”) without obtaining an approval of general meeting of shareholders.  In addition, prior to the effective date of the Share Exchange, the Company’s common stock is expected to be delisted on December 28, 2016 (the last trading day is expected to be December 27, 2016) from the Tokyo Stock Exchange, Inc. (“TSE”), the Second Section (the “TSE Second Section”).

1.	Objectives of the Share Exchange

NSSOL has been further enhancing the sophistication and reliability of its comprehensive outsourcing services for its customers’ IT infrastructures (NSFITOS) through the establishment of its IT outsourcing centers in the bases it owns in east and west, at the core of which NSSOL set its cloud infrastructure “absonne”, functioning as its robust bases for its system engineers to operate its services.

The Company has a track record of introducing a number of new products and technologies into the Japanese market in the areas of network and network security.  In recent years, The Company has strengthened its response to advanced security threats and enhanced its businesses in security services.

In May 2013, the two companies formed a business alliance involving investment and have since worked in collaboration. NSSOL and the Company have maintained a favorable cooperative relationship in such ways that, among other instances, the Company has been engaged in the network security projects as part of the system integration business of NSSOL and the two companies have jointly realized the development of new solutions including security services.
As threats in cyber security further emerged and demands for more flexible and prompt response increased in recent years, the industry is particularly facing a shortage of security engineers who act as the main role in dealing with cyber security.  Hence it is a pressing issue to secure excellent security engineers today.
Under such circumstances, the two companies have deliberated the strengthening of their alliance.  However, from the perspective of providing added value to their respective customers and improving the enterprise value of the two companies, The Company and NSSOL determined that it is in their best interest to make the Company a wholly-owned subsidiary of NSSOL in order to establish a solid alliance and a framework that accelerates the decision-making process of the group and increases the efficiency of the allocation of their resources including, among others, personnel exchanges.  Since the early summer this year, the two companies have engaged in concrete discussions and determined to conduct the Share Exchange.

By converting the Company into a wholly-owned subsidiary of NSSOL, NSSOL will utilize the recognized capability of the Company to develop new products in incorporating the latest technology and market needs to strengthen the competitiveness of its security solutions in the IT outsourcing business.  As a group company of NSSOL, the Company will utilize the knowledge of NSSOL in the system integration and operational support services to provide a broader range of solutions.  Additionally, the two companies will provide higher value added services by efficiently utilizing their personnel and complementing each other.

2.	Summary of contents of the Share Exchange Agreement

The content of the Share Exchange Agreement executed between the Company and NSSOL is as follows:
the Share Exchange Agreement (copy)

NS Solutions Corporation (hereinafter, “NSSOL”) and Network Value Components Ltd. (hereinafter, “NVC”) enter into this Share Exchange Agreement (hereinafter, the “Agreement”) as follows.

Article 1 (Method of share exchange)
NSSOL and NVC shall as prescribed in this Agreement perform an exchange of shares whereby NSSOL becomes the wholly-owning parent company of NVC, which in turn becomes NSSOL’s wholly-owned subsidiary (such exchange, hereinafter, the “Share Exchange”), through which NSSOL shall acquire all of NVC’s shares in issue (not including however, shares in NVC already held by NSSOL, and the same hereinafter).

Article 2 (Trading names and addresses of the parties)
The trading names and addresses of the parties performing the Share Exchange are as follows:
(1)	The Share Exchange wholly-owning parent company (NSSOL)
Trading name: NS Solutions Corporation
Address: Shinkawa 2-20-15, Chuo-ku, Tokyo

(2)	The Share Exchange wholly-owned subsidiary (NVC)
Trading name: Network Value Components Ltd.
Address: Ogawa-cho 14-1, Yokosuka-shi, Kanagawa-ken

Article 3 (Matters concerning issuing and allocation of shares involved in Share Exchange)

1.      NSSOL shall, on performing the Share Exchange, issue common stocks in NSSOL to the shareholders in NVC (provided that this shall mean those shareholders after the cancellation of NVC’s treasury shares in accordance with Article 7, and exclude NSSOL itself. Hereinafter, the “Allotted Shareholders”) at the time directly before the time at which all of the issued shares in NVC are acquired by NSSOL through the Share Exchange (such time directly before, the “Reference Time”), and the amount of common stocks in NSSOL issued shall be 1.82 multiplied by the number of shares in NVC held by the Allotted Shareholders.

2.      NSSOL shall on performing the Share Exchange allot common stocks in NSSOL to the Allotted Shareholders, in the ratio of 1.82 common stocks in NSSOL for every one share in NVC held by them.

3.      Where there are fractional amounts of less than one in the number of common stocks in NSSOL which NSSOL must issue to the Allotted Shareholders in accordance with the previous two paragraphs, NSSOL shall process such amounts in accordance with the provisions of Article 234 of the Companies Act and any other related laws and regulations.

Article 4 (Matters concerning amount of NSSOL’s capital and surplus)
The amount of NSSOL’s capital and surplus, which shall increase as a result of the Share Exchange, shall be an appropriate amount as prescribed by NSSOL separately in accordance with the provisions of Article 39 of the Corporate Accounting Regulations.

Article 5 (Effective Date)
The date on which the Share Exchange comes into effect (hereinafter, the “Effective Date”) shall be January 1, 2017, provided that this may be amended by discussion and agreement between NSSOL and NVC where necessary for the purpose of advancing the procedures involved in the Share Exchange, or necessary on other grounds.

Article 6 (Approval etc. at a General Meeting of Shareholders)
1.      NSSOL shall concerning this Agreement, in accordance with the provisions of the main text of Article 796, Paragraph 2 of the Companies Act, perform the Share Exchange without obtaining approval through a resolution of a General Meeting of Shareholders as prescribed in Article 795, Paragraph 1 of the Companies Act, provided that where it becomes necessary to obtain approval through a resolution of NSSOL’s General Meeting of Shareholders concerning this Agreement in accordance with the provisions of Article 796, Paragraph 3 of the Companies Act, NSSOL shall hold a General Meeting of Shareholders by the day before the Effective Date, and shall request a resolution concerning approval of this Agreement and matters required to perform the Share Exchange.

2.      NVC shall hold a General Meeting of Shareholders by the day before the Effective Date, and shall request a resolution concerning approval of this Agreement based on Article 783, Paragraph 1 of the Companies Act, and matters required to perform the Share Exchange.

3.      The procedures prescribed in the previous two paragraphs may be amended by discussion and agreement between NSSOL and NVC where necessary for the purpose of advancing the procedures involved in the Share Exchange, or necessary on other grounds.

Article 7 (Treatment of NVC’s treasury shares)
NVC shall, through a resolution of its Board of Directors held by the day before the Effective Date, cancel all treasury shares which it holds (including treasury shares acquired through a buy-back of shares exercised concerning the Share Request in relation to a share buy-back request made by a dissenting shareholder as prescribed in Article 785, Paragraph 1 of the Companies Act) at the time directly before the Reference Time (provided however that where there is such a share buy-back request this cancellation shall take place after the relevant buyback of shares comes into effect).

Article 8 (Distribution of retained earnings)
1.      NSSOL may make a distribution of retained earnings to those shareholders of its common stocks, or registered pledgees of such shares, which in each case are described or recorded in the final shareholder register on September 30, 2016, for a maximum amount of 22.5 yen per ordinary share and 2,092,655,610 yen in total.

2.      NSSOL and NVC must not, with the exception of the previous paragraph, pass any resolution after entering this Agreement which provides for a distribution of retained earnings for which the reference date is a day prior to the Effective Date.

Article 9 (Management of company assets etc.)
During the period from the time of entering into this Agreement until the Effective Date, NSSOL and NVC shall each perform their respective tasks and manage and operate their respective assets with the duty of care of a good manager, and except as provided otherwise in this Agreement, shall not perform any act which materially affects such assets or rights and obligations without discussing and agreeing on the matter with the other in advance.

Article 10 (Amendment of terms of Share Exchange and termination of this Agreement)
Where during the period from the time of entering this Agreement until the Effective Date: (1) either NSSOL or NVC experiences a material fluctuation in its financial or business condition; (2) a situation which causes a material obstruction to the execution of the Share Exchange arises or becomes apparent; (3) one of the parties breaches a provision of this Agreement; or (4) it otherwise becomes difficult to achieve the purpose of this Agreement, NSSOL and NVC may in each case amend the terms of the Share Exchange or other contents of this Agreement, or terminate this Agreement, in each case after discussing and agreeing on the matter with each other.

Article 11 (Effectiveness etc. of this Agreement)
This Agreement shall cease to be effective in the event any of the following occurs:
(1)      Where, in the situation prescribed in the proviso in Article 6, Paragraph 1, approval through a resolution of the General Meeting of Shareholders of NSSOL (as prescribed in that same proviso) cannot be obtained by the day before the Effective Date;

(2)         Where approval of this Agreement through a resolution of the General Meeting of Shareholders of NVC cannot be obtained by the day before the Effective Date;

(3)         Where the permission etc. of the relevant government authorities etc. as prescribed by law, which is required to be obtained before the Effective Date for the purpose of executing the Share Exchange, cannot be obtained by the day before the Effective Date; and

(4)      Where this Agreement is terminated in accordance with the previous sub-clause.

Article 12 (Matters for discussion)
Matters required for the purpose of the Share Exchange other than those prescribed in this Agreement shall be determined through mutual discussion between NSSOL and NVC and in accordance with the spirit of this Agreement.

(End of section)

IN WITNESS THEREOF, NSSOL and NVC have caused this Agreement to be executed in duplicate by affixing their names and seals hereto, and shall each retain one (1) original copy hereof.

Date:  September 30, 2016

NSSOL: NS Solutions Corporation
Shinkawa 2-20-15, Chuo-ku, Tokyo
President and CEO:  Munetaka Shashiki

NVC: Network Value Components Ltd.
Ogawa-cho 14-1, Yokosuka-shi, Kanagawa-ken
President and CEO:  Susumu Watanabe

1.	Matters relating to the validity of the exchange value

(1)	Details of Allotment in the Share Exchange

	NSSOL (wholly-owning parent company of NVC through the Share Exchange)	Company (wholly-owned subsidiary of NSSOL through the Share Exchange)
Allotment ratio concerning the Share Exchange	1	1.82
Number of shares to be delivered in the Share Exchange	Shares of common stock of NSSOL: 1,683,682 shares (expected)

(Note 1)	Share allotment ratio
For each share of common stock of the Company, 1.82 shares of common stock of NSSOL will be allotted and delivered. However, no shares will be allotted through the Share Exchange for the 30,000 shares of common stock of the Company held by NSSOL (as of September 30, 2016).  The share allotment ratio provided above may be changed upon consultation between the two companies if any of the underlying conditions that are the basis of the valuation materially change.

(Note 2)	Number of shares to be delivered in the Share Exchange
In consummating the Share Exchange, NSSOL plans to allot and deliver 1,683,682 shares of common stock of NSSOL (expected) to the Company’s shareholders (excluding NSSOL) immediately prior to the time that NSSOL acquires all outstanding shares of common stock of the Company (excluding the shares of common stock of NVC held by NSSOL) (the “Record Time”), however, NSSOL plans to appropriate treasury stock it holds to such share allocation and NSSOL does not plan to issue any new shares.
Immediately prior to the Record Time, The Company plans to cancel all of its treasury stock that it will hold by the time immediately prior to the Record Time (including the shares acquired based on the share purchase demand from its shareholders exercised pursuant to Article 785 of the Companies Act in connection with the Share Exchange) by a resolution passed at a meeting of its board of directors held on November 10, 2016.  The number of shares to be allotted and delivered in the Share Exchange may be changed in the future for reasons of acquisition or cancellation of treasury stock by the Company or any other reasons.

(Note 3)	Treatment of shares constituting less than one unit
As a result of the Share Exchange, shareholders who will newly own NSSOL shares of less than one unit (i.e., less than 100 shares) may take advantage of the programs below concerning common stock of NSSOL.  Shares less than one unit will not be able to be sold in a financial instrument exchange market:
① Additional purchase program for shares constituting less than one unit (purchase of shares to constitute one unit)
This is a program that, pursuant to the provisions of Article 194, Paragraph (1) of the Companies Act and the Articles of Incorporation of NSSOL, shareholders who hold shares of NSSOL of less than one unit may make a demand on NSSOL to sell to them the number of shares of common stock that, together with the number of shares of less than one unit that they already hold, will constitute one unit (100 shares).
② Buyback program of shares constituting less than one unit (sale of shares of less than one unit)
This is a program that, pursuant to the provisions of Article 192, Paragraph (1) of the Companies Act, shareholders who hold shares of NSSOL of less than one unit may make a demand on NSSOL to purchase such shares they hold of less than one unit.

(Note 4)	Treatment of fractional shares
With respect to shareholders who will receive an allotment and delivery of fractions of less than one share of common stock of NSSOL as a result of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations, NSSOL will sell the number of shares of NSSOL equal to the sum of such fractions (any fraction of less than one share in the sum will be rounded off) and deliver the proceeds of the sale to such shareholders in proportion to such fractions.

(2)	Basis of and Reasons for the Allotment
In order to ensure the fairness and appropriateness of the valuation of the share allotment ratio applied in the Share Exchange as described in “(1) Details of Allotment in the Share Exchange” above (“Share Exchange Ratio”), as described under “(6) Matters so as not to harm the interests of the minority shareholders of the Company ① Measures to Ensure Fairness”, NSSOL selected Daiwa Securities Co., Ltd. (“Daiwa”) as its financial advisor and third-party valuation institution independent of NSSOL and the Company and selected Atsumi & Sakai as its legal advisor who has no interest in NSSOL and the Company.  The Company selected Mitsubishi UFJ Trust and Banking Corporation (“MUTB”) as its financial advisor and third-party valuation institution independent of NSSOL and the Company and selected TMI Associates as its legal advisor who has no interest in NSSOL and the Company.
NSSOL and the Company carefully negotiated and discussed the Share Exchange Ratio based on the results of the calculation of the Share Exchange Ratio provided by each of their third-party valuation institutions and advices from each of their legal advisors as well as each taking into account the financial condition, performance trends and stock price behavior and other factors.

As a result, each of NSSOL and the Company reached the conclusion that the Share Exchange Ratio set forth in “(1) Details of Allotment in the Share Exchange” above is reasonable and would not impair the interests of the shareholders of NSSOL and the Company, and determined to conduct the Share Exchange by the resolution of their respective board of directors of held on September 30, 2016 and executed the Share Exchange Agreement between NSSOL and the Company.
Neither NSSOL nor the Company has obtained an opinion (fairness opinion) regarding the fairness of the Share Exchange Ratio from their third-party valuation institutions.
The Share Exchange Ratio may be changed upon consultation between the two companies if any of the underlying conditions that are the basis of the valuation materially change pursuant to the Share Exchange Agreement.

(3)	Matters Concerning Valuation
With respect to NSSOL, Daiwa conducted the valuation by using a market price analysis as the shares of NSSOL are listed on the first section of the TSE (“TSE First Section”) and a market price is available and a discounted cash flow analysis (“DCF Analysis”) in order to reflect the future business activities.

With respect to the Company, Daiwa conducted the valuation by using a market price analysis as the shares of the Company are listed on the TSE Second Section and a market price is available and a DCF Analysis in order to reflect the future business activities.

The result of valuation obtained by each analysis is indicated below in which the per share value of NSSOL common stock is set to one (1):

Method of Valuation	Valuation Range for Share Exchange Ratio
Market Price Analysis	1.54 – 1.71
DCF Analysis	1.45 – 2.23

In conducting the market price analysis, with respect to NSSOL, Daiwa set September 29, 2016 as the reference date and used the closing price on the TSE First Section on the reference date, the simple average closing prices for the past one (1) month, three (3) months and six (6) months, and, with respect to the Company, Daiwa set September 29, 2016 as the reference date and used the closing price on the TSE Second Section on the reference date, the simple average closing prices for the past one (1) month, three (3) months and six (6) months.  Based on the result of such analysis, the range of Share Exchange Ratio was calculated to be between 1.54 and 1.71 in which the per share value of one share of NSSOL common stock is set to one (1).

In the DCF Analysis, with respect to NSSOL, Daiwa analyzed the enterprise value and the stock value by discounting to present value at a certain discount rate the free cash flow of NSSOL expected to be generated in the future based on the financial projections taking into account the business plans of NSSOL for the period from the fiscal year ending March 2017 through the fiscal year ending March 2019, its performance trends until the most recent point in time, publicly disclosed information and other factors.  With respect to the Company, Daiwa analyzed the enterprise value and the stock value by discounting to present value at a certain discount rate the free cash flows of the Company expected to be generated in the future based on the financial projections taking into account the business plans of the Company for the period from the fiscal year ending December 2016 through December 2018, its performance trends until the most recent point in time, publicly disclosed information and other factors.

Based on the result of such analysis, the range of Share Exchange Ratio was calculated to be between 1.45 and 2.23 in which the per share value of one share of NSSOL common stock is set to one (1).

In valuing the Share Exchange Ratio, Daiwa used information provided by both companies as well as public information on the assumption that such materials and information etc. are accurate and complete, and has not undertaken any independent investigation of the accuracy or completeness of such information.  In addition, Daiwa has not undertaken an independent evaluation, appraisal or assessment of any of the assets and liabilities (including contingent liabilities), including an analysis or evaluation of specific assets and liabilities, of NSSOL, the Company or any of their respective affiliates, nor has Daiwa made any request to any third-party institution to make any such appraisal or assessment.  The valuation of the Share Exchange Ratio by Daiwa reflects information and economic conditions up to September 29, 2016 and Daiwa has assumed that the financial projections of both companies had been reasonably examined or prepared by both companies based on the best estimates and judgment then available.

The future earnings plans of NSSOL that Daiwa used as a basis for its valuation by applying the DCF Analysis did not contain any anticipation of a significant increase or decrease in profit.  The future earnings plans of the Company that Daiwa used as a basis for its valuation by applying the DCF Analysis contain anticipation of a significant increase in profit for the fiscal year ending December 2016 as disclosed in “Summary of Consolidated Financial Results for the Second Quarter of the Year Ending December 31, 2016 [Japanese GAAP]” dated July 28, 2016.  This is due to the steady increase in its security-related products such as Fortinet, maintenance services and services such as managed VPNs that led to an increase in the net sales.  As such increase in the net sales of such products and services are expected to continue in the future, among other reasons, the future earnings plans of the Company for the fiscal year ending December 2017 and the fiscal year ending December 2018 contain anticipation of approximately 30% of increase in each profit, respectively, compared to the previous fiscal year.

With respect to NSSOL, MUTB conducted the valuation by using a market price analysis as the shares of NSSOL are listed on the TSE First Section and a market price is available and a DCF Analysis in order to reflect the future business activities.

With respect to the Company, MUTB conducted the valuation by using a market price analysis as the shares of the Company are listed on the TSE Second Section and a market price is available and a DCF Analysis in order to reflect the future business activities.

The result of valuation obtained by each analysis is indicated below in which the per share value of NSSOL common stock is set to one (1):

Analysis	Range of Share Exchange Ratio
Historical Share Price Analysis	1.54 – 1.71
DCF Analysis	1.44 – 1.93

In conducting the market price analysis, with respect to NSSOL, MUTB set September 29, 2016 as the reference date and used the closing price on the TSE First Section on the reference date, the simple average closing prices for the past one (1) month, three (3) months and six (6) months, and, with respect to the Company, MUTB set September 29, 2016 as the reference date and used the closing price on the TSE Second Section on the reference date, the simple average closing prices for the past one (1) month, three (3) months and six (6) months.  Based on the result of such analysis, the range of Share Exchange Ratio was calculated to be between 1.54 – 1.71 in which the per share value of one share of NSSOL common stock is set to one (1).

In the DCF Analysis, with respect to NSSOL, MUTB analyzed the enterprise value and the stock value by discounting to present value at a certain discount rate the free cash flow of NSSOL that is expected to be generated in the future based on the financial projections which take into account the business plans of NSSOL for the period from the fiscal year ending March 2017 through the fiscal year ending March 2019, its performance trends until the most recent point in time, publicly disclosed information and other factors.  With respect to the Company, MUTB analyzed the enterprise value and the stock value by discounting to present value at a certain discount rate the free cash flows of the Company that is expected to be generated in the future based on the financial projections which take into account the business plans of the Company for the period from the fiscal year ending December 2016 through December 2018, its performance trends until the most recent point in time, publicly disclosed information and other factors.  Based on the result of such analysis, the range of Share Exchange Ratio was calculated to be between 1.44 – 1.93 in which the per share value of one share of NSSOL common stock is set to one (1).

In valuing the Share Exchange Ratio, MUTB used information provided by both companies as well as public information on the assumption that such materials and information etc. are accurate and complete, and has not undertaken any independent investigation of the accuracy or completeness of such information.  In addition, MUTB has not undertaken an independent evaluation, appraisal or assessment of any of the assets and liabilities (including contingent liabilities), including an analysis or evaluation of specific assets and liabilities, of NSSOL, the Company or any of their respective affiliates, nor has MUTB made any request to any third-party institution to make any such appraisal or assessment.  The valuation of the Share Exchange Ratio by MUTB reflects information and economic conditions up to September 29, 2016 and MUTB has assumed that the financial projections of both companies had been reasonably examined or prepared by both companies based on the best estimates and judgment then available.

The future earnings plans of NSSOL that MUTB used as a basis for its valuation by applying the DCF Analysis did not contain any anticipation of a significant increase or decrease in profit.  The future earnings plans of the Company that MUTB used as a basis for its valuation by applying the DCF Analysis contain anticipation of a significant increase in profit for the fiscal year ending December 2016 as disclosed in “Summary of Consolidated Financial Results for the Second Quarter of the Year Ending December 31, 2016 (Japanese GAAP)” dated July 28, 2016.  This is due to the steady increase in its security-related products such as Fortinet, maintenance services and services such as managed VPNs that led to an increase in the net sales.  As such increase in the net sales of such products and services are expected to continue in the future, among other reasons, the future earnings plans of the Company for the fiscal year ending December 2017 and the fiscal year ending December 2018 contain anticipation of approximately 30% of increase in each profit, respectively, compared to the previous fiscal year.

(4)	Reason for selecting the type of property for the Share Exchange
For the Share Exchange, the Company and NSSOL selected the common stock of NSSOL that becomes a wholly-owning parent company. Common stock of NSSOL is listed on the First Section of the Tokyo Stock Exchange, and liquidity is ensured even after the Share Exchange.
In addition, since the Stock Exchange is aimed to increase the two companies’ corporate value, and the Company’s shareholders can expect to enjoy a synergy through the Share Exchange, we considered selecting common stock of the NSSOL which becomes a wholly-owning parent company as consideration for the Share Exchange is appropriate.

(5)	Reasonableness of the provisions on the matters concerning the amount of the capital and surplus of NSSOL
Amount of capital and surplus of NSSOL to be increased by the share exchange is as follows.
The amount of capital: the amount separately determined by NSSOL in accordance with the Corporate Accounting Rules Article 39
The amount of capital surplus: the amount separately determined by NSSOL in accordance with the Corporate Accounting Rules Article 39
The amount of the retained earnings: 0 yen
The amount of the capital and surplus above are determined after comprehensive review of capital policy of NSSOL and other matters after the Share Exchange, and is considered appropriate.

(6)	Matters so as not to harm the interests of the minority shareholders of the Company
i)	Measures to Ensure Fairness
Since NSSOL already owns 3.11% of all outstanding shares of common stock of the Company (rounded off to two decimal places), in order to consummate the Share Exchange, NSSOL requested Daiwa as its third-party valuation institution to perform valuation of the Share Exchange Ratio in order to ensure fairness of the Share Exchange Ratio in the Share Exchange.  Based on the result of such analysis, NSSOL negotiated and discussed with the Company and determined today to consummate the Share Exchange applying the Share Exchange Ratio.  NSSOL has not obtained opinions (fairness opinions) regarding the fairness of the Share Exchange Ratio.
On the other hand, in order to consummate the Share Exchange, the Company requested MUTB as its third-party valuation institution to perform valuation of the Share Exchange Ratio in order to ensure fairness of the Share Exchange Ratio in the Share Exchange.  Based on the result of such analysis, the Company negotiated and discussed with NSSOL and determined today to consummate the Share Exchange applying the Share Exchange Ratio.  The Company has not obtained opinions (fairness opinions) regarding the fairness of the Share Exchange Ratio.
In addition, NSSOL appointed Atsumi & Sakai and NVC appointed TMI Associates as their respective legal advisors who have no interest in NSSOL and the Company, and received legal advice concerning various procedures of the Share Exchange and the decision-making method and procedures.  Both Atsumi & Sakai and TMI Associates are independent of NSSOL and the Company and have no material interest in NSSOL and the Company.

ii)	Measures to Avoid Conflicts of Interest
Although there will be no specific conflicts of interest between NSSOL and the Company in consummating the Share Exchange, the Company has implemented the following measures in order to avoid conflicts of interest, being cautious to avoid any suspicion of conflicts of interest to the maximum extent:
i.	Obtaining Opinions from Third-Parties without a Material Relationship
In considering the Share Exchange, in order to resolve any possible conflicts of interest with regard to the Share Exchange and to ensure the fairness and transparency of the Share Exchange, the Company asked Mr. Masatoshi Yasuda, an outside director of NVC who has no interest in the Company and is registered with the TSE as an independent officer to examine (a) the reasonableness of the purpose of the Share Exchange, (b) the fairness of the procedures for the negotiation process in connection with the Share Exchange, (c) the fairness of the exchange ratio in connection with the Share Exchange and (d) whether or not the Share Exchange will be disadvantageous to the minority shareholders of the Company.
In conducting the examination, Mr. Masatoshi Yasuda received an explanation from the Company concerning the purpose of the Share Exchange, the background leading to the Share Exchange, the Company’s business performance, description of its enterprise value, and the negotiations and decision-making process for the various terms of the Share Exchange including the Share Exchange Ratio.  After carefully considering the above explanation as well as the valuation report on the Share Exchange Ratio submitted by MUTB to the Company, other various materials relating to the Share Exchange and the contents of explanations provided by the relevant parties, Mr. Yasuda submitted to board of directors of the Company his report (toshinsho) dated September 29, 2016, stating that the Share Exchange would contribute to the improvement of the enterprise value of both companies, the procedures for the negotiation process and decision-making method of the board of directors were fair considering that the measures have been taken to avoid conflicts of interest based on advices provided by independent outside experts, and that therefore he found that the Share Exchange would not be disadvantageous to the minority shareholders of the Company.

ii.	Unanimous Approval by the Directors Excluding Those Who May Have Conflicts of Interest
Among the eight directors of the Company, Mr. Susumu Watanabe, Representative Director, is a controlling shareholder of the Company.  In order to avoid any possible conflicts of interest in connection with the Share Exchange, he did not participate in the deliberations and resolutions concerning the Share Exchange at the board of directors meetings of the Company and also did not participate in the discussions and negotiations with NSSOL regarding the Share Exchange representing the Company.
The proposal regarding the Share Exchange submitted at the board of directors meeting of the Company held on September 30, 2016, was approved and resolved unanimously by seven (7) directors out of eight (8) directors who were present, excluding one (1) director described above.

2.	Matters that should serve as a reference for Share Exchange consideration

(1)	Provisions of the Articles of Incorporation of NSSOL
The Articles of Incorporation of NSSOL is, in accordance with the provisions of the laws and regulations and the Company’s Articles of Incorporation Article 15, has been posted on the Company’s web site (http://www.nvc.co.jp/ir).

(2)	Matters related to realization of share exchange
i)	Trading market of the Share Exchange
Common stock of NSSOL, which is the consideration of the Share Exchange is traded on the TSE First Section.

ii)	Trading, mediation agencies and brokerage
Common stock of NSSOL is traded and mediated by financial instruments business operators nationwide (securities company, etc.).

iii)	Contents of restrictions on the transfer or other disposal of the Share Exchange consideration
None.

(3)	Matters concerning market price of the Share Exchange consideration
The average closing market prices of the common stock of NSSOL for 1-month period, 3-months period and 6-months period prior to the reference date、 September 29, 2016, are as follows:

For 1-month period	For 3-months period	For 6-months period
1,789 yen	1,771 yen	1,829 yen

Regarding the latest market price of the common stock of NSSOL on the Tokyo Stock Exchange, please check at the Tokyo Stock Exchange web site (http://www.jpx.co.jp/) and the like.

(4)	Contents of the NSSOL’s balance sheet of the fiscal year in which the last day has come in the past five years.
NSSOL has submitted the securities reports by the provisions of the Financial Instruments and Exchange Law, Article 24, paragraph 1 for all of the fiscal years, thus the reports are omitted.

3.	Matters concerning reasonableness of statutes of stock acquisition rights which are related to the Share Exchange
Since the Company has not issued any stock acquisition rights, the matter is not applicable.

4.	Matters related to financial statements, etc. of the wholly-owning parent company
(1)	Contents of the NSSOL’s financial statements, etc. of the last fiscal year (the year ended March 31, 2016).
The contents of the NSSOL’s financial statements etc. of the last fiscal year (the year ended March 31), is posted on the Company’s web site (http://www.nvc.co.jp/ir), in accordance with the provisions of the laws and regulations and the Company’s Articles of Incorporation Article 15,

(2)	Contents of the NSSOL’s temporary financial statements, etc. closed on the day after the end of the last fiscal year of NSSOL.
Not applicable.

(3)	Disposal of important assets by NSSOL that occurred after the end of the last fiscal year, and events that may cause significant impact on its debts or property.
Not applicable.

5.	Matters relating to disposal of important assets by the Company that occurred after the end of the last fiscal year, and events that may cause significant impact on its debts or property
The Company reduced the capital surplus amounting to 389,495,339 yen and the legal reserve amounting to 2,855,200 yen, and transferred them to other capital surplus and retained earnings carried forward, respectively.  Further transfer of other capital surplus  amounting to 389,495,339 yen to retained earnings carried forward have been resolved at the general meeting of shareholders held on March 29, 2016.
In addition, the Company announced publicly on May 12, 2016 that it has recorded Loss on valuation of investment securities (extraordinary loss) of 10 million yen in the first quarter of the fiscal year ending on December 31, 2016, and that due to the record of profit in excess of its plan in the first quarter of the fiscal year ending on December 31, 2016, among the amount of 30 million yen of the deferred tax assets amounts, the reversal of 27 million yen has been made.

Resolution No. 2: Matter of Partial Amendment to the Articles of Association
1.	Reason for the proposal
When Resolution No. 1 (Matter of Approving the Share Exchange Agreement Between the Company and NS Solutions Corporation) is approved and passed at this extraordinary General Meeting of Shareholders, and the Share Exchange comes into effect on the Effective Date (expected to be January 1, 2017), NSSOL will become the sole shareholder of the Company.
As a result of this, it will no longer be necessary for a reference date concerning voting rights for extraordinary General Meetings of Shareholders to be prescribed in the Company’s Articles of Association (hereinafter, the “Articles”), and accordingly Article 12 (Reference date) of the current Articles shall be deleted, and required amendments shall be made to the Articles such as by renumbering all articles from Article 13 onwards (such amendments, hereinafter, the “Article Amendments”).
The Article Amendments shall become effective on December 30, 2016, on the conditions that (1) Resolution No. 1 is approved and passed in its original form at this extraordinary General Meeting of Shareholders, and (2) the Share Exchange is not cancelled and the Share Exchange Agreement does not cease to be effective, in each case by the day before December 30, 2016.

2.	Nature of the amendments
The nature of the amendments is as follows.
(The underlined parts show the places to be amended)

Current Articles	Proposed amendment
Article 12 (Reference date)	(Deleted)

1.
The Company shall treat those shareholders whose voting rights are described or recorded in the final shareholder register on December 31 of each year as being able to exercise rights at the ordinary General Meeting of Shareholders for that fiscal year.

2.
Notwithstanding the previous paragraph, the Company may, through a resolution of the Board of Directors, treat those shareholders or registered pledgees of shares who are described or recorded in the final shareholder register on a particular date as being those shareholders or registered pledgees of shares who are able to exercise such rights.

Articles 13 ~ 42 (text omitted)	Articles 12 ~ 41 (renumbered)

Articles of Incorporation

January 2016

NS Solutions Corporation

CHAPTER 1: GENERAL PROVISIONS

(Trade Name)
Article 1
The trade name of the Company shall be Shin-nittetsu Sumikin Solutions Kabushiki Kaisha.  It shall be written NS Solutions Corporation in English.

(Purposes)
Article 2
The purpose of the Company shall be to engage in the following lines of business:
1.	Consultation on business and information systems;
2.	Planning, design, development, creation, maintenance, operation and management and control of information systems;
3.	Development, manufacturing, sale and lease of software and hardware related to information systems;
4.	Provision of outsourcing services and other services using information technology;
5.	Research, investigation and education related to information systems;
6.	Worker dispatch business;
7.	Electrical engineering and telecommunication construction businesses; and
8.	All other lines of businesses related or incidental to those mentioned in any of the foregoing items.

(Head Office)
Article 3
The Company shall have its head office in Chuo-ku, Tokyo.

(Method of Public Notices)
Article 4
4.1	The method of public notices by the Company shall be electronic public notices.
4.2
In the case where electronic public notices are not available due to accidents or other unavoidable circumstances, public notices shall be made using the Nihon Keizai Shinbun newspaper circulated in Tokyo.

CHAPTER 2: SHARES

(Total Number of Shares That the Company May Issue)
Article 5
The total number of shares that the Company may issue shall be two hundred eleven million nine hundred ninety six thousand (423,992,000).

(Number of Shares Constituting One Unit)
Article 6
With respect to the shares issued by the Company, one hundred (100) shares shall constitute one unit (tangen), in which a shareholder may exercise a one voting right at a General Meeting of Shareholders.

(Rights Concerning Shares Constituting Less Than One Unit)
Article 7
Shareholders of the Company owning less than one unit may not exercise rights other than the following:
1.	the rights listed in Article 189, Paragraph 2 of the Companies Act;
2.	the rights stated in these Articles of Incorporation;
3.	the right to receive allotments of preemptive shares (boshu kabushiki), which is to grant a shareholder the rights to receive allotment; and
4.	the right to receive allotment of preemptive subscription warrants (boshu shinkabu yoyakuken), which is to grant a shareholder the rights receive allotment.

(Request for Sale of Shares by a Shareholder Who Holds Shares Constituting Less Than One Unit)
Article 8
A shareholder of the Company who holds shares constituting less than one unit may request the Company to sell to such shareholder a number of shares to make the aggregate shares held by such shareholder constitute one full unit of shares.

(Agent for Managing Register of Shareholders)
Article 9
The Company shall have an agent for managing the register of shareholders.

CHAPTER 3: GENERAL MEETINGS OF SHAREHOLDERS

(Convocation of Ordinary General Meeting of Shareholders)
Article 10
An Ordinary General Meeting of Shareholders shall be convened within three months from the end of each business year (starting on April 1 and ending on March 31 of the following year).

(Record Date of Ordinary General Meeting of Shareholders)
Article 11
The record date of voting rights of an Ordinary General Meeting of Shareholders of the Company shall be March 31.

(Chairman)
Article 12
12.1	The President shall act as chairman at the General Meetings of Shareholders.
12.2	In the case that the President is unable to act as chairman, one of the other directors shall take his/her place in accordance with a resolution of the Board of Directors.

(Disclosure on the Internet of Reference Materials, etc. for General Meeting of Shareholders)
Article 13
For the purpose of convocation of a General Meeting of Shareholders, the Company shall be deemed to have provided shareholders with reference materials which state matters for the exercising of voting rights, business reports and information relating to matters to be stated or indicated in financial statements and consolidated financial statements, by making them available to shareholders using electronic means in accordance with laws and regulations.

(Method of Adopting Resolutions)
Article 14
14.1
Unless otherwise provided for by laws and regulations or these Articles of Incorporation, resolutions at a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders who are present in such meeting and are entitled to vote.

14.2
Any resolution as provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted at a General Meeting of Shareholders by two-third or more votes of the shareholders who are present in such meeting and are entitled to vote, at which shareholders representing one-third or more of the voting rights of the shareholders are present in such meeting and are entitled to vote.

(Exercise of Voting Rights by Proxy)
Article 15
A shareholder may exercise his/her voting rights, by authorizing another shareholder who has voting rights, to act as a proxy.

(Non-uniform Exercise of Voting Rights)
Article 16
A shareholder who is to exercise his/her voting rights without unifying the said votes, shall notify the Company in writing the fact and the reason for such non-uniform exercise of his/her voting rights, at least three (3) days prior to the day of a General Meeting of Shareholders.

CHAPTER 4: DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors)
Article 17
The number of Directors of the Company shall not be more than ten (10).

(Elections)
Article 18
18.1
In order to adopt a resolution for the election of Directors at a General Meeting of Shareholders, a majority of the voting rights held by the attending shareholders, who hold not less than one–third of the voting rights of all shareholders, shall be required.

18.2	No cumulative voting shall be used in resolutions for the election of Directors.

(Term of Office)
Article 19
The term of office of a Director shall expire at the conclusion of the ordinary General Meeting of Shareholders held for the last business year ending within one year after his/her assumption of office.

(Board of Directors)
Article 20
The Company shall have a Board of Directors.

(Convocation of Meetings of the Board of Directors)
Article 21
21.1	A meeting of the Board of Directors shall be convened by the President.
21.2
A person who convenes a meeting of the Board of Directors shall issue a notice thereof to each Director and Audit & Supervisory Board Members at least three (3) days prior to the day being set for such meeting.

(Omission of Resolution of the Board of Directors)
Article 22
In the event that a Director makes a proposal with respect to matters subject to a resolution of the Board of Directors, and all of the Directors entitled to vote on such proposed matters indicate their intention to agree in writing or electronic record, the Company shall deem that such proposal has been adopted by a resolution of the Board of Directors.  Provided, however, that if a Audit & Supervisory Board Members expresses an objection, the foregoing condition shall not apply.

(Exemption from Liability)
Article 23
23.1
With respect to any liability for damages to be borne by a Director of the Company due to neglect of his/her duties, the Company may, by a resolution of the Board of Directors, exempt such Director’s liability, limiting it to the liability amount prescribed by Article 425, Paragraph 1 of the Companies Act, in the case where the duties are performed by such Director in good faith without gross negligence and the Company thinks it necessary to do so by taking account of facts which caused the liability, the circumstances of the Director’s performance of duties and any other factors.

23.2
With respect to any liability for damages to be borne by a Director of the Company (eccept Executive Directores) due to neglect of his/her duties, the Company may execute an agreement with such a Director, exempt such Director’s liability, limiting it to the liability amount prescribed by Article 425, Paragraph 1 of the Companies Act, in the case where the duties are performed by such Director in good faith without gross negligence.

(Executive Officers)
Article 24
The Company may, by a resolution of the Board of Directors, have executive officer(s) who is (are) responsible for the execution of business.

CHAPTER 6:
AUDIT & SUPERVISORY BOARD MEMBER, AUDIT & SUPERVISORY BOARD and ACCOUNTING AUDITORS

(Audit & Supervisory Board Members)
Article 25
The Company shall have Audit & Supervisory Board Member(s).

(Number of Audit & Supervisory Board Members)
Article 26
The number of Audit & Supervisory Board Members shall not be more than five (5).

(Elections)
Article 27
In order to adopt a resolution for the election of Audit & Supervisory Board Members at a General Meeting of Shareholders, a majority of the voting rights held by the attending shareholders, who hold not less than one–third of the voting rights of all shareholders, shall be required.

(Term of Office of Audit & Supervisory Board Members Elected to Fill a Vacancy)
Article 28
The term of a Audit & Supervisory Board Members who is elected to fill a vacancy shall expire when the remaining period of the term of office of his/her predecessor expires.

(Audit & Supervisory Board)
Article 29
The Company shall have a Audit & Supervisory Board.

(Notice to Convene Meetings of the Audit & Supervisory Board )
Article 30
In order to convene a meeting of the Audit & Supervisory Board, a Audit & Supervisory Board Members shall give a notice thereof to each Audit & Supervisory Board Member at least three (3) days prior to the day being set for such meeting.

(Exemption from Liability)
Article 31
31.1
With respect to any liability for damages to be borne by a Audit & Supervisory Board Members for the Company due to neglect of his/her duties, the Company may, by a resolution of the Board of Directors, exculpate such Audit & Supervisory Board Member’s liability, limiting it to the liability amount prescribed by Article 425, Paragraph 1 of the Companies Act, in the case where duties are performed by such Audit & Supervisory Board Members  in good faith without gross negligence and the Company thinks it necessary to do so, by taking account of the facts which caused the liability, circumstances of the Audit & Supervisory Board Member’s performance of duties and any other factors.

31.2
With respect to any liability for damages to be borne by an Outside Audit & Supervisory Board Members for the Company due to neglect of his/her duties, the Company may execute an agreement with such Outside Audit & Supervisory Board Members to exempt the Outside Audit & Supervisory Board Member’s liability, limiting it to the liability amount prescribed by Article 425, Paragraph 1 of the Companies Act, in the case where duties are performed by such Outside Audit & Supervisory Board Members in good faith without gross negligence.

(Accounting Auditor)
Article 32
The Company shall have Accounting Auditor(s).

CHAPTER 7: ACCOUNTS

(Resolution on Appropriation, etc. of Surplus)
Article 33
The Company may have the Board of Directors make decisions on matters set forth in each Item of Article 459, Paragraph 1 of the Companies Act, which are concerning the acquisition of own shares, decrease in the amount of reserves and appropriation of surplus.

(Record Date for Dividends from Surplus)
Article 34
The Company’s record date for dividends from surplus shall be March 31, September 30 and other dates determined by the Board of Directors.

(Prescription Period of Dividends)
Article 35
In case that the dividends from the surplus are in cash, the Company shall be exempted from the obligation to pay out such dividends, if they remain unreceived for more than three (3) full years after the day of granting payment.

October 1, 1980 (S55)	Enacted
June 25, 1987 (S62)	Amended
January 22, 1988 (S63)	Amended
February 1, 1988 (S63)	Amended
March 28, 1988 (S63)	Amended
March 25, 1991 (H3)	Amended
March 4, 1994 (H6)	Amended
June 28, 1994 (H6)	Amended
February 23, 1996 (H8)	Amended
August 26, 1997 (H9)	Amended
September 29, 1998 (H10)	Amended
April 1, 2001 (H13)	Amended
February 12, 2002 (H14)	Amended
June 27, 2002 (H14)	Amended
June 25, 2003 (H15)	Amended
June 24, 2004 (H16)	Amended
August 19, 2004 (H16)	Amended
June 24, 2005 (H17)	Amended
June 27, 2006 (H18)	Amended
June 20, 2007 (H19)	Amended
June 19, 2009 (H21)	Amended
January 6, 2010 (H22)	Supplementary provisions eliminated
June 27, 2012 (H24)	Amended
October 1, 2012 (H24)	Supplementary provisions eliminated
June 21, 2013 (H25)	Amended
June 19, 2015 (H27)	Amended
January 1, 2016 (H28)	Amended

Business Report
(From April 1, 2015 to March 31, 2016)

1.	Current Status of the Group

(1)	Business Progress and Results of the Group

(Circumstances of Economy and Industries)

During the current consolidated fiscal year, Japanese economy continued a modest recovery, customer system investment of our customers showed steady growth.  But due to the impact of fluctuations in commodity price, foreign exchange, stock price in addition to slowdown in China’s economy business condition of the enterprises is becoming more cautious, and a slowdown of system investment was seen in the fourth quarter.

(Sales activities Progress and Results of the Group)

During the consolidated fiscal year, the Company further promoted measures for strengthening customer relationship, as well as strengthening sales power, by accurately identifying needs.  In addition, the Company steadily promoted various measures such as strengthening of the services business, strengthening of execution capability of application development, strengthening of global support capabilities, and support of Nippon Steel & Sumitomo Metals Co., Ltd., merger.

Regarding the strengthening of the services business, the Company launched the “absonne” cloud-based infrastructure services in Kitakyushu in last April.  By establishing the East-West 2 bases along with Tokyo area, we were able to improve reliability and convenience.  In addition, the Company newly established the ITO center where operational SE resides, within a secure facility having robust data center specification in Mitaka City, Tokyo, and the Company established outsourcing service center outsourcing service, comprising the 5th data center and new South of 5th data center.  The Company, utilizing “NSFITOS Center” as a core, we will further enhance sophistication and improvement of the reliability, of IT outsourcing services.

Regarding the strengthening of execution capability of the application development, In order to develop mission-critical application, using near-shore and offshore capability, the Company proceeds with strengthening base of BCP measures with respect to the development base on company’s cloud “NSSDC (NS Solutions Software Development Cloud)”.

Regarding global support, the Company acquired PT.SAKURA SYSTEM SOLUTIONS, which provides IT services over a period of about 20 years to Japanese companies in Indonesia, near-shore, last June.  Along with PT NSSOL SYSTEMS INDONESIA, established in 2014, the Company strengthened business structure in Indonesia, and expanded its global business capability.

For the business transfer of the system of former Sumitomo Metal Industries Co., Ltd of Nippon Steel & Sumitomo Metals Co., Ltd., the Company completed the transfer on the application system, and since April last year, the Company engages in all of the applications system of Nippon Steel & Sumitomo Metals Co., Ltd..  The Company continues to promote various measures aimed to complete the transfer of all system of Nippon Steel & Sumitomo Metals Co., Ltd. from the fiscal year 2017.

Regarding the improvement of corporate governance, the Company worked the management system for sustainable development of the group with the purpose to enhance the decision-making from a variety of point of view and management oversight functions by election of two outside directors who are familiar with the corporate management and management strategy, increase of the number of independent external auditors and strengthening of auditor assistant system through the establishment of the Supervisory Board Secretariat.

It should be noted that, with regard to the Infrastructure Solutions Business and the Service Business, the Company has decided to categorize them as “service solutions business” due to the increase of service business that provides a combination of infrastructure and advanced operational know- from the current fiscal year.  Thus, the Company main business category will be the “Business Solutions business” “Service Solutions business.”

During the current fiscal year, the Net Sales was 218,685 million yen, an increase of 12,390 million yen compared to the previous fiscal year (206,295 million yen).  Gross profit increased due to growth of Net Sales and improvement of gross profit margin.  Selling, general and administrative expenses has increased due to the strengthening of sales structure, development of new internal systems infrastructure, increase of recruitment and education-related expenses, and global support strengthening etc.  Ordinary Income was 19,367 million yen, an increase of 2,911 million yen compared to the previous fiscal year (16,455 million yen).

Overview of the service sector (Business Solutions business, Service Solutions business) for the current fiscal year is as follows:

Business Solutions business

With regard to Business Solutions business, Net Sales for the fiscal year was 142,515 million yen, an increase of 3,203 million yen compared to the previous fiscal year (139,311 million yen).

(Industry, Distribution and Services Sector)

With regard to the Industry, Distribution and Services Sector, business for Internet business, apparel and retail had steady growth and strategic systems investment in the design area and production management area was seen in the manufacturing sector.

The Company sales increased compared to the same period last year mainly due to steady growth of internet business, retail, apparel, and the manufacturing industry.

(Financial Sector)

With regard to the Financial sector, the major banks, continue the IT investments plan for integration of their system, and also investment in light of the medium-term growth strategy, including the overseas business expansion was seen.

Due to the Company’s engagement in information system and integration of systems of the major banks, the Net Sales increased from the previous year.

(Public Sector)

With regard to the Public Sector, utilizing the large-scale systems engineering capabilities, the Company tackled with IT system projects of central government ministries and agencies, but due to intensification of competition, Net Sales declined compared to the same period of last year.

Service Solutions business

With regard to Service Solutions business, Net Sales for the current fiscal year was 76,170 million yen, increase of 9,186 million yen compared to the previous fiscal year (66,983 million yen).

(IT Infrastructure Sector)

With regard to the IT Infrastructure Sector, due to the large-scale integration and restructuring projects of IT infrastructure and growth of cloud services business the needs of the IT outsourcing service has remained strong.  On the other hand, product sales and traditional investment services decreased, and the Net Sales declined compared to the same period of the last year.

(Steel Industry Sector)

With regard to business of Nippon Steel & Sumitomo Metals for Co., Ltd., the Company steadily engaged in the integration of the system compatible arising from the merger.  Furthermore, the Company conducted application business transfer of Kashima works, steel mills, and Amagasaki works of the former Sumitomo Metal Industries, Co., Ltd. from April 2015.  The transfer of the all applications has been completed.  Net Sales increased compared to the same period of the last year.

(2)	Situation of capital investment

With regard to capital investment for the fiscal year, the Company conducted the investment of 4,473 million yen.

(3)	Situation of funding

There is nothing to report

(4)	Issues to be addressed

(Continuance of structural business growth)

The Company aims to keep its growth by strengthening the customer relationship and by establishing its position as the IT partner of the customers indispensable to their IT strategy.  The Company will act as an IT partner of the customers, by close cooperation of the main business sections, and by expansion of development capabilities by combining the activities, of the headquarters, and the subsidiaries.

Regarding the strengthening of the services business, in addition to the two locations of the cloud-based infrastructure services “absonne” in the east and west of Japan, the Company will open “NSFITOS Center” in the Kyushu area during the first half of the fiscal year.  2016 Combining with the Mitaka center established in 2015, the Company can provide a secure and robust IT outsourcing service through two bases in the east and in the west.

With regard to the integration of IT system of Nippon Steel & Sumitomo Metals Co., Ltd., the Company has successively carried out the integration (called DAY2), since the merger of Nippon Steel Corporation and Sumitomo Metal Industries, Ltd. in October 2012.  The integration of the main systems is scheduled to be completed in the fiscal year 2016.  Concerning business transfer of the IT system of the former Sumitomo Metal Industries, Ltd., the various measures for the full transfer, such as the transfer of the system infrastructure business, acquisition of the shares of IS Information System Co., Ltd., and transfer of its employees, which are scheduled in April 2017 will be carried out.

With regard to Global Support, in order to support the expansion of financial services from the IT side, in the Asian region of the major Japanese banks, including the Company established, in this January, “Financial Solutions Business Asia Headquarter” in the NS Solutions Asia Pacific Pte. Ltd., which is a local subsidiary in Singapore.  Through close cooperation between this Headquarter and the Company’s Financial Solutions Business Division, the Company will give better support to the system needs of the customers.  In addition, the Company will provide appropriate support to the system needs of Japanese companies, including Nippon Steel & Sumitomo Metals Group, mainly in China and Southeast Asia.

Regarding creation of new business model, the Company, mainly through IoX Solutions Business Promotion Department established this April, will work on development and maintenance of solutions to make production site and logistics site more sophisticated and efficient and to improve the safety, utilizing IoT (Internet of Things:  internet of things), IoH:  (Internet of Human Internet human)

(Strengthening of the business base to support growth)

The Company will continue to enhance risk management system regarding information system development, service business and information security, as an important pole to strengthen its support business growth, the Company will establish a risk management system for the Company’s related to and whole group.  With regard to risk management information system development, since the project is becoming more complex, larger in scale and more sophisticated, the Company will strengthen the monitoring system of the project risk, and will work on an early detection of risk, and early response.  With regard to the service business risk, the thorough check of the risks prior to receipt of orders, strengthening of risk monitoring during provision of the services, periodical training assuming the occurrence of a serious incident, etc. will be carried out, and that the Company will improve stableness and quality of the services.  With regard to information security, the Company is expanding equipment and systems for security, and has offset up regulations etc., as well as taking thorough preventive maintenance measures based on the rules.  The Company will further promote the improvement of security risk sensitivities.

With regard to the risk of the occurrence of a large-scale earthquake etc., maintenance and strengthening of measures for business continuity will be pursued.  The Company will continue to work out various measures to ensure business continuity by regular disaster training based on the Business Continuity Plan (BCP), maintenance of safety confirmation system, as well as strengthening of the distributed development environment at Japan and abroad by further, expansion of use and function improvement of in-house cloud-based development foundation NSSDC (NS Solutions Software Development Cloud).

In addition, the Company will promote strengthening of human resource development and expansion of research and development in order to achieve sustainable business growth.  With regard to human resource development, the Company will engage in cultivating high-quality human resources capable to lead the business through training activities according to human resources type in “NSSOL Academy”.  With regard to research and development, the Company will select research and development theme from the mid-term point of view, and will promote the research and development that will contribute to the Company’s business growth.

With regard to the “working style change”, based on the recognition that it is essential for the future of the Company’s business growth, the Company placed a new director, as to make the Company attractive and to energetize diverse human resources.

(Enhancement of the management system)

The Company, taking into account the social demands on the enhancement of corporate governance, worked out to enhance the management structure by inviting external directors, and setting up of the Supervisory Board that external auditors becomes the majority, we are The Company will enhance corporate governance centered on the Board of Directors, and the Company will engage in sustainable growth and increase of medium- to long-term corporate value of the Company’s group.

(5)	Status of assets and profit and loss

i)	Status of the Group
		Fiscal year 2013 33rd business period	Fiscal year 2014 34th business period	Fiscal year 2015 35th business period	Fiscal year 2016 36th business period (Current)
Net sales (million yen)		172,005	179,953	206,295	218,685
Ordinary income (million yen)		11,626	12,779	16,455	19,367
Net income (million yen)		6,592	7,071	9,077	11,168
Net income per share (yen)		124.40	133.43	174.68	120.08
Total assets (million yen)		145,121	162,788	166,283	175,696
Net assets (million yen)		95,571	100,959	97,443	105,012

(Note) According to the resolution of  the Meeting of the Board of Directors held on November 25, 2015, the Company implemented a stock split of its common stock at a ratio of 2 shares for each 1 share on January 1, 2016.  Net income per share is calculated on the assumption that the said stock split was implemented at the beginning of the previous fiscal year.

ii)	Trends of the Company
		Fiscal year 2013 33rd business period	Fiscal year 2014 34th business period	Fiscal year 2015 35th business period	Fiscal year 2016 36th business period (Current)
Net sales (million yen)		153,153	158,737	182,252	193,079
Ordinary income (million yen)		8,508	9,640	13,143	15,234
Net income (million yen)		5,402	6,114	8,011	9,569
Net income per share (yen)		101.93	115.37	154.17	102.89
Total assets (million yen)		138,010	155,577	159,379	169,785
Net assets (million yen)		79,522	83,578	78,572	84,223

(Note) According to the resolution of the Board of Directors held on November 25, 2015, the Company implemented a stock split of its common stock at a ratio of 2 shares for each 1 share on January 1, 2016.  Net income per share is calculated on the assumption that the said stock split was implemented at the beginning of the previous fiscal year.

(6)	Status of the important parent company and Subsidiaries

i)	Status of the important parent company

(I)	The relationship with the parent company

Our parent company is Nippon Steel & Sumitomo Metals Co., Ltd., and holds 58,033,800 shares (voting rights ratio 62.4%) of the Company.

(II)	Matters relating to transactions between the parent company and the Company

(a)	Upon the transaction, matters took note so as not to impair the Company’s profit

Although the Company has been entrusted with development, operation and maintenance work of in-house information system from the parent company, terms and conditions of the price, etc., are reasonably determined in reference to the terms and conditions and the market price of the other customers.

The Company also does the deposit and lending of funds to the parent company, the interest rate are determined on the basis of reasonable judgment and considering market interest rates.

(b)	Decision and the reason of the Company’s Board of Directors s to such transactions not impairing the company’s profits

The Board of Directors of the Company, have determined not to harm our interests since the transactions with the parent company have been made in a general trading and similar conditions of our company.

(c)	The Opinion if the Board of Directors of the decision is different from the opinion of outside directors

Not applicable.

ii)	Status of important subsidiaries

Company name	location of HQ	Capital	Equity ratio (%)	Main business
Hokkaido NS Solutions Corporation	Hokkaido	80 million yen	100.0	Development, operating, and maintenance of system
Tohoku NS Solution corporation	Miyagi	40 million yen	100.0	Development, operating, and maintenance of system
NS Solutions Tokyo Corporation	Tokyo	98 million yen	100.0	Development, operating, and maintenance of system
NS Solutions Chubu Corporation	Aichi	60 million yen	100.0	Development, operating, and maintenance of system
NS Solutions Kansai Corporation	Osaka	70 million yen	100.0	Development, operating, and maintenance of system
Kyushu NS Solutions Corporation	Fukuoka	90 million yen	100.0	Development, operating, and maintenance of system
NSSLC service corporation	Tokyo	250 million yen	100.0	Operating, and maintenance of system
NSFMC Corporation	Tokyo	45 million yen	100.0	Consultation for financial company
Financial Engineering Group, Inc.	Tokyo	99 million yen	100.0	Consultation for financial company
NCI Systems Integrations, Inc	Tokyo	300 million yen	51.0	System solution business
Nittetsu Hitachi System Engineering Inc.	Tokyo	250 million yen	51.0	System solution business
NS Solutions (Shanghai) Co., Ltd.	China	5.1 million USD	93.8	Development, operating, and maintenance of system
NS Solutions Asia Pacific Pte. Ltd.	Singapore	400 thousand SGD	100.0	Development, operating, and maintenance of system
Thai NS Solutions Co., Ltd.	Thailand	120 million THB	100.0	Development, operating, and maintenance of system
PALSYS Software Co., Ltd.	Thailand	6.50 million THB	100.0	Development, operating, and maintenance of system
PT. NSSOL SYSTEMS INDONESIA	Indonesia	2.50 million USD	100.0	Development, operating, and maintenance of system
PT. SAKURA SYSTEM SOLUTIONS	Indonesia	5800 million IDR	51.12	Development, operating, and maintenance of system
NS Solutions USA Corporation	USA	300 thousand USD	100.0	Development, operating, and maintenance of system Marketing research
NS Solutions IT Consulting Europe Ltd.	UK	400 thousand GBP	100.0	Development, operating, and maintenance of system

(Note l) Equity ratio is calculated including indirect holding of the shares through subsidiaries.

(Note 2) NS Solution Nishinihon Corporation and Oita NS Solutions Corporation merged in April 2015(Kyushu NS Solutions Corporation) in which NS Solution Nishinihon Corporation remained as a surviving company.  Thus, Oita NS Solutions Corporation is excluded from the scope of consolidation.

(7)	Main Business

Contents
Business Solution business	Based on the wealth of knowledge and experience in industry and business, intended to provide a solution in the system life cycle total to meet customer needs
Service Solution business	Those that provide IT infrastructure solutions and outsourcing services that combine the platform construction techniques and advanced operational know-how to meet the mission-critical requirements

(8)	Major office

i)	Head office of the Company: Chuo-ku,Tokyo

ii)	Branch of the Company: Hokkaido, Tohoku, Kimitsu, Chubu, Kansai, Nishinihon, Oita, System research development Center office:

iii)	Other offices: Refer (6) Status of the important parent company and Subsidiaries (ii) Status of important subsidiaries

(9)	Status of employees

Number of employees of the Group	Change from the end of the previous fiscal year
5,644	Up 319

(Note) The numbers of employees are full-time employees, for temporary employees, the total number has been omitted because it is less than 10% of employees.

(10)	Major Lenders and amounts of Loans payable

Not applicable

(11)	Situation of the Reorganization, etc.

Not applicable

(12)	Important matters concerning the current status of other corporate group

Not applicable

2.	Matters concerning the Company’s share

(1)	Total number of authorized shares:	423,992,000 shares

(2)	Total number of issued and outstanding shares:	105,998,240 shares (including treasury stocks 12,991,324 shares)

(3)	Number of shareholders:	3,738

(4)	Major Shareholders (top 10 shareholders)

Name	Status
	Number of shares owned	Shareholding ratio (%)
Nippon Steel & Sumitomo Metals Co., Ltd.	58,033,800	62.40
The Master Trust Bank of Japan, Ltd. (Trust Account)	3,175,700	3.41
Japan Trustee Services Bank, Ltd. (Trust Account)	2,838,600	3.05
NS Solutions Corporation Employee Stock Ownership Plan	2,291,372	2.46
Japan Trustee Services Bank, Ltd. (Trust Account 9)	1,384,700	1.49
JP Morgan Bank Luxembourg SA 380578 (Standing proxy: Mizuho Bank settlement sales department)	1,305,900	1.40
The Nomura Trust and Banking Co., Ltd. (Investment Trust)	927,100	1.00
BMYM SAMBE BNYM GCM clients accounts M LSCB RD (Standing proxy: Bank of Tokyo-Mitsubishi UFJ, Ltd.)	887,668	0.95
State Street bank and trust Company (Standing proxy: Hongkong Shanghai bank)	586,800	0.63
Melon bank an as agent for its client melon omnibus US pension (Standing agent: Mizuho Bank settlement sales department)	549,700	0.59

(Note) The shareholding ratio is calculated after deducting treasury stock (12,991,324 shares).

(5)	Other important matters related to stock

1.	By resolution of the Board of Directors of held on November 25, 2015, the Company divided one share of common stock into two shares on January 1, 2016

2.
According to the above-mentioned stock split, the total number of outstanding shares increased by 52,999,120 shares, to 105,998,240 shares, and total number of shares authorized to be issued, increased by 211,996,000 shares, to 423,992,000 shares.

3.	Matters related to stock acquisition rights of the company

Not applicable

4.	Matters relating to company officers

(1)	Directors and Corporate Auditors name, etc.

i) The end of the current fiscal year situation

Name	Status	Status of important concurrent positions
Munetaka Shashiki	Representative Director & President
Koichi Kitamura	Executive Director
Yutaka Miyabe	Executive Director
Kazumasa Kondo	Executive Director	NS Solutions (Shanghai) Co.Ltd.
Nobumoto Kiyama	Executive Director
Takashi Oshiro	Executive Director
Kazuhiko Akimoto	Executive Director
Hiroyuki Morita	Executive Director
Akira Kamoshida	Executive Director	Professor, Graduate School of Yokohama City University management Course
Yaichi Aoshima	Executive Director	Professor, Hitotsubashi University Innovation Research Center
Hidefumi Fujimoto	Senior Audit & Supervisory Board Member
Shizuo Fujiwara	Audit & Supervisory Board Member	Professor, Chuo University
Tetsuro Higuchi	Audit & Supervisory Board Member	Representative, Higuchi CPA Firm Outside auditor, Kozo Keikaku Engineering Inc.
Akiyasu Nakano	Audit & Supervisory Board Member	Partner attorney, Marunouchi Sogo Law Office Outside Auditor, Agre urban design Inc.
Atsuki Matsumura	Audit & Supervisory Board Member	Director, Nippon Steel & Sumitomo Metal Corporation

(Note 1) Director Mr. Akira Kamoshida and Director Mr. Yaichi Aoshima, are outside directors.

(Note 2) Corporate Auditor Mr. Shizuo Fujiwara, Mr. Tetsuro Higuchi, Mr. Akiyasu Nakano and Mr. Atsushi Matsumura, are outside auditors

(Note 3) Director Mr. Akira Kamoshida and Director Mr. Yaichi Aoshima, and auditor Mr. Shizuo Fujiwara, auditor Mr. Tetsuro Higuchi and Mr. Akiyasu Nakanoare notified to the Exchange as independent directors as stipulated in the Tokyo Stock Exchange rules.

(Note 4) Auditor Mr. Tetsuro Higuchi, is a certified public accountant and has considerable knowledge of finance and accounting.

ii)	Status in April 1, 2016

In April 1 2016, there is a change of position and responsibilities as follows.

Name	Status	Status of important concurrent positions
Munetaka Shashiki	Representative Director & President
Koichi Kitamura	Executive Director
Yutaka Miyabe	Executive Director
Kazumasa Kondo	Executive Director
Nobumoto Kiyama	Executive Director
Takashi Oshiro	Executive Director
Kazuhiko Akimoto	Executive Director
Hiroyuki Morita	Executive Director
Akira Kamoshida	Executive Director	Professor, Graduate School of Yokohama City University management Course
Yaichi Aoshima	Executive Director	Professor, Hitotsubashi University Innovation Research Center
Hidefumi Fujimoto	Senior Audit & Supervisory Board Member
Shizuo Fujiwara	Audit & Supervisory Board Member	Professor, Chuo University
Tetsuro Higuchi	Audit & Supervisory Board Member	Representative, Higuchi CPA Firm Outside auditor, Kozo Keikaku Engineering Inc.
Akiyasu Nakano	Audit & Supervisory Board Member	Partner attorney, Marunouchi Sogo Law Office Outside Auditor, Agre urban design Inc.
Atsuki Matsumura	Audit & Supervisory Board Member	Director, Nippon Steel & Sumitomo Metal Corporation

(Note 1) Director Mr. Akira Kamoshida and Director Mr. Yaichi Aoshima, are outside directors.

(Note 2) Corporate Auditor Mr. Shizuo Fujiwara, Mr. Tetsuro Higuchi, Mr. Akiyasu Nakano and Mr. Atsushi Matsumura, are outside auditors

(Note 3) Director Mr. Akira Kamoshida and Director Mr. Yaichi Aoshima, and auditor Mr. Shizuo Fujiwara, auditor Mr. Tetsuro Higuchi and Mr. Akiyasu Nakano are notified to the Exchange as independent directors as stipulated in the Tokyo Stock Exchange rules.

(Note 4) Auditor Mr. Tetsuro Higuchi, is a certified public accountant and has considerable knowledge of finance and accounting.

(2)	The amount of compensation of Directors and Auditors

	Numbers (outside)	Compensation (outside)
Directors	11 (2)	220 million yen (9 million yen)
Auditors	5 (3)	39 million yen (16 million yen)

(Note) In addition to the above the Board of Directors Compensation, employee salaries for directors who serve concurrently as employees is 47 million yen.

(3)	Outside Directors and Corporate Auditors

i)	Status of important concurrent positions
Outside Director Mr. Akira Kamoshida is professor of Graduate School of Yokohama City University, public university corporation.  There is no special relationship between Graduate School of Yokohama City University and the Company.

Outside Director Mr. Yaichi Aoshima is a professor of Hitotsubashi University Innovation Research Center, a national university corporation.  There is no special relationship between Hitotsubashi University Institute of Innovation Research and the Company.

Outside auditor Mr. Atsushi Matsumura is an employee of Nippon Steel & Sumitomo Metal Corporation.  Nippon Steel & Sumitomo Metal Corporation is a parent company of the Company owning 62.4% of its shares (the voting rights), also is a major trading partner.

Outside auditor Mr. Shizuo Fujiwara is a professor of s Chuo University, School Corporation.  There is no special relationship between Chuo University and the Company.

Outside auditor Mr. Tetsuro Higuchi is a representative of Higuchi CPA Firm, and also outside auditor of Kozo Keikaku Engineering Inc.  There is no special relationship between Higuchi CPA Firm, Kozo Keikaku Engineering Inc. and the Company.

Outside auditor Mr. Akiyasu Nakano is partner attorney of Marunouchi Sogo Law Office, and outside auditor of Agre urban design Inc.  There is no special relationship between Marunouchi Sogo Law Office, Agre urban design Inc., and the Company.

ii)	Relationship with the Company or the Company’s specific business entities Not applicable.

iii)	Main activities

	Name	Main activities
Director	Akira Kamoshida
Attended all of 10 times of the Board of Directors, after the appointment in June 19, 2015.
Making the best use of its experience and academic experts who were involved in the management as corporate officers of the company, it is useful appropriate comments the Company’s management.

Director	Yaichi Aoshima
Attended all of 10 times of the Board of Directors, after appointment in June 19, 2015.
Taking advantage of the many years of knowledge and experience, it is a useful appropriate comments the Company’s management.

Auditor	Shizuo Fujiwara
Attended all 12 Board of Directors meetings held during the fiscal year under review, also has attended all of 15 times of the Board of Auditors.
Taking advantage of the many years of knowledge and experience, made useful appropriate comments to the Company’s management.

Auditor	Tetsuo Higuchi
Attended all of 12 times of Board of Directors meetings held during the fiscal year under review, also has attended all of 15 times of the Board of Auditors.
Taking advantage of the extensive audit experience of as many years of Certified Public Accountants, made useful appropriate comments to the Company’s management.

Auditor	Akiyasu Nakano
Attended 9 of 10 times of the Board of Directors, and also has attended 11 of 12 times of the Board of Auditors after appointment in June 19, 2015.
Taking advantage of the experience of many years as a lawyer, made useful appropriate comments to the Company’s management.

Auditor	Atsuki Matsumura
Attended 9 of 10 times of the Board of Directors, and also has attended 11 of 12 times of the Board of Auditors after appointment in June 19, 2015.
Taking advantage of the many years of business experience, made useful appropriate comments to the Company’s management.

iv)	Matters relating to limited liability agreement
Between the outside directors, corporate auditors and the Company, the parties entered into limited liability agreements based on Article 427, Paragraph 1 of the Companies Act, and summary of the contents is that, regarding liability for damages of outside directors or auditors against the Company due to negligence to carry out the duties, if they acted in good faith and without gross negligence, they will be exempted from responsibility subject to limitation of the amount to be exempted according to the provisions of Article 425, Paragraph 1 of the Companies Act.

v)	The total amount of compensation received from the parent company of the Company or subsidiaries of the parent company

Not applicable

5.	Status of accounting auditor

(1)	Name of the accounting auditor

KPMG AZSA LLC (Tsukudo cho 1-2, Shinjuku-ku, Tokyo)

(Note) Some overseas subsidiaries of the Company’s consolidated subsidiaries, are audited from the audit firms other than the Company’s accounting auditor.

(2)	The amount of compensation of the accounting auditor

(Unit: millions of yen)
Amount
Compensation paid to the accounting auditor	44
The amount of compensation of the accounting auditor required to be paid by the Company and its subsidiaries for the current fiscal year	44
Total amount of cash and other property benefits of the Independent Auditor required to be paid by the Company and its subsidiaries	50

(Note 1).  In the audit contract between the Company, its subsidiaries and the accounting auditor, it does not segregate the amount of audit fee based on the “Company Law”, and that based on the “Financial Instruments and Exchange Law”, because their identification cannot be made, The amount of the above includes the amount of remuneration for audit based on the “Financial Instruments and Exchange Act”.

(Note 2).The Supervisory Board obtains reports and necessary documents from the Director and corporate relations departments and the independent auditors, and confirmed the results of audit planning, audit execution status of the previous fiscal year, the contents of the audit plan of the current period, the required audit systems and audit time, and appropriateness of remuneration estimate, and agreed that the remuneration of the accounting auditor is at a reasonable level.

(3)	The content of the non-audit services

The Company entrusted the guidance and advisory services related to the transition to International Financial Reporting Standards (IFRS), to accounting auditor, as non-audit services other than the services of the Certified Public Accountant Law Article 2, Paragraph 1.

(4)	Policy of dismissal or non-reappointment of the accounting auditor

Substantial matters to dismiss the accounting auditor, or a significant obstacle for the continuation of the auditor’s audit should occur, Company’s Supervisory Board will take the necessary measures on the basis of the companies Act, studding dismissal or non-reappointment of the accounting auditor.

6.	Company of the structure and policy

(1)	Basic policy of internal control system

The company aim to realize continuous improvement and social corporate value, and a company that is trusted socially, and in order to comply with related laws and regulations and to ensure the effectiveness and efficiency of business and reliability of financial reporting, the Company is working on establishment of an internal control system and its proper operation and from the point of view to further strengthen corporate governance, on the continuous improvement, as follows:

(i)
System to ensure the compliance with the laws and regulations and the Articles of Incorporation for of the Company’s Director duties, and System to ensure the compliance with laws and regulations and the Articles of Incorporation for employees to perform their duties

Based on the “corporate philosophy”, “Code of Conduct” and the “Global Business Conduct”, the Company engages in sharing the basic philosophy and basic policy of performing a lawful and proper performance of duties among the Executive Directors and employees, and Company make it to carry out a thorough understanding of the laws and regulations that are required in fulfilling the duties on an ongoing basis through various training and internal web page for the Executive Directors and employees.

Executive directors and employees perform their duties in compliance with the various internal regulations that comply with the laws and regulations and the Articles of Incorporation, and regulations department in charge shall monitor the compliance of regulations periodically, and shall establish a reporting system to auditors and internal audit department, should violations of the laws and regulations and the Articles of Incorporation occur.  In addition, internal audit department carries out regular audits, reports the audit results, including improvement and corrective feedback to the representative directors to ensure legality and appropriateness of the execution of duties.

The Company established an insider hotline (help line), to enable rapid collection of information of violation of law.

The Board of Directors act as the highest organ for monitoring compliance to the laws and regulations and the articles of incorporation, etc., and carries out timely collection of information and necessary deliberation in.

The Company will cut off any relationship with the anti-social forces and groups which threaten the order and safety of civil society, and, in order to eliminate them resolutely, the Company is working on establishment of internal system and cooperates with the outside the specialized agencies.

It should be noted that, with respect to the employee performing the illegal act, the Company will take strict measures, in accordance with the provisions of the rules of employment etc.

(ii)	System for storage and management of information related to the execution of the Company’s Director duties

For various types of information relating to the execution of duties, including the Director meeting minutes in accordance with the internal regulations in conformity with legal requirements and the Articles of Incorporation, the Company will define the storage and management methods and management department in charge according to its degree of importance, and the department will carry out proper storage and management.

In addition, for important corporate information, including financial information, the Company shall timely and appropriately disclose it in accordance with the laws and regulations, the IR basic policy established on the basis of the stock exchange rules.

(iii)	Rules and other systems for the management of risk of the Company’s loss

With respect to the various risks inherent over business activities in general, the Company will eases its probability of occurrence, and the impact, and engage in the risk management activities according to the risk characteristics, and shall establish internal regulations and manuals which are necessary, and make them acknowledged by executive directors and employees.  Each regulations department and the internal audit department shall monitor the status of compliance with regulations and manuals, and make a continuous effort to improve its risk management activities.  In particular, with respect to the risks which may affect the management significantly, the Company shall establish a dedicated organization and deliberation system to strengthen the risk management system.

The Board of Directors as the highest organ for monitoring risk management activities, and shall grasp appropriate information and the necessary deliberation of timely and should a serious impact to the Company’s management occur, the Company will convene a “Crisis Task Force” to be headed by the president and take necessary measures in order to minimize the damage and impact to the Company.  Even in normal times, appropriate reporting to the general affairs department shall be made mainly for the matters which may have a serious impact to the business, as well as development of reporting system so that auditors and internal audit department should be involved in risk situation from early stage and can make flexible advice, independent from the management.

(iv)	System to ensure the Company’s Director duties to perform efficiently

The Board of Directors, in accordance with Regulations of the Board of Directors in conformity with legal requirements and the Articles of Incorporation, will make decisions on important management matters.  But for the business execution, it will be delegated to executive officers and others in charge.  For the important matters, the Management Committee, consisting of the executive members including the president will deliberate and make decisions.

(v)	System to ensure the appropriateness of business operations of the corporate group consisting of the Company and the parent company and its subsidiaries

The group company management regulations stipulate basic idea about the group company management.  The business strategies and the issues will be shared among group company companies.  For matters above which may seriously affect important matters to the Group’s management, the group companies are required to make prior consultation and reporting to the Company.  The Company shall receive regular reports for execution of duties and important management issues of the group companies from their Board of Directors, and engages in grasping their situation and shall take necessary measures.

Contract and trading conditions of the Company with the parent company is reasonably decided upon referring terms and conditions in transactions with other customers and market prices.

(vi)	Matters of employee when the auditors sought to put certain employee to assist their duties

The Company shall place the Supervisory Board Secretariat, and place an employee to assist the duties of the auditor.

(vii)	Matters concerning independence of the above employee from the directors

With respect to personnel changes and personnel evaluation of employees who assist the duties of the auditor.  They will be made upon consultation in advance with the auditors.

(viii)	Matters concerning system of report to auditors from the Company’s directors and employees to, and other matters relating to report to the auditors.

The Company’s directors and employees report, directly or through Affairs Department and other related departments, to the auditor’s execution of duties and Also the Company make them report to the auditor about the operational status of insider hotline (help line).

(ix)	System for directors, auditors and employees of the subsidiaries to report to the auditors

The directors, auditors, and employees of the Group companies shall report directly or through Affairs Department and other related departments important facts and matters which have critical impact to the management in timely and appropriate manner, to the Company’s auditors.

(x)	System to ensure that the person who made the report to the auditor does not receive disadvantageous treatment due to the report

The company, based on the rules and regulations related to internal reporting, shall not adversely handle the person who has to report to the auditors for his report.

(xi)	Matters related to the policy of, prepayment or redemption procedures arising from execution of the auditor’s duties, and costs or processing of the debt occurring from the execution of the duties

The Company records charges that it deems necessary for the duties of the auditor in the budget.  Also, the Company will respond to recourse of the cost of auditors spent in emergency or extraordinarily.

(xii)	Other matters concerning system f to ensure the effective conduct of corporate auditors

Auditors attend board of directors, and the Executive Committee, if necessary, and shall share the business strategy and management issues, and audit the execution of duties of the Board of Directors.  Internal audit department, on a regular basis or according to its necessary, exchange opinions with the auditors, and cooperate as much as possible regarding implementation of audit.

(2)	Operational status of the internal control system

(i)	System to ensure the Company’s directors and employees to perform duties in compliance with laws and regulations and the Articles of Incorporation.

Our internal control system is based upon autonomous management in responsibility of the department head according to the “Internal Control Basic Rules”.  Each staff function department is responsible for establishment and maintenance of the company-wide rules (including improvements), and monitoring of execution and compliance of each department.  The status and results shall be checked and evaluated by Audit Office

Audit Office conduct internal audits of all domestic business divisions, common staff department and subsidiaries and overseas subsidiaries.

“Meeting of personnel responsible for risk management “, is regularly held, and share information of the internal control system and ensures corresponding policy among internal divisions and subsidiaries.  In addition, the construction and operation of the internal control system of each fiscal year is verified by the Board of Directors.

(ii)	System for storage and management of information relating to the execution of the Company’s Director duties

The Company properly manages Board of Directors meeting minutes and Management Conference minutes in accordance with the laws and regulations and internal rules.

(iii)	Rules and other systems for the management of the risk of the Company’s loss

The Company, based on the “Crisis Management Regulations”, in the case that serious impact occurs, convenes the Crisis Management Headquarters headed by the president, and take necessary measures.

In addition, the Company carries out training assuming a serious incident, and initial training assuming occurrence of large-scale earthquake based on the earthquake disaster prevention BCP.

(iv)	System to ensure that the Company’s Director duties are performed efficiently

FY2015, as well as to the Board of Directors met 12 times, the Executive Committee was held 36 times, based on the decision-making authority regulations, the Company made decisions on important management matters.

(v)	System to ensure the appropriateness of business operations in the corporate group consisting of the Company, parent company and its subsidiaries

For transactions with the parent company, along with performing the actual results are reported in each fiscal year the Board of Directors, the transaction and made a decision about what does not harm the Companies interests.

For the subsidiary, with respect to important matters on the basis of the “Group Company Management Regulations” the Company is discussed and approved at the Company’s Board of Directors or the Management Committee.

(vi)	Such employees regarding when auditors have sought to put the employees to assist their duties

The Company has established an Auditor Board Secretariat, to place employees of full-time, and who assisting the work of auditors.  Such employees is independent of the executive, they follow only the instructions and orders of auditors.

(vii)	Matters concerning independence of the above employee from the directors

With respect to personnel changes and personnel evaluation of employees who assist the duties of the auditor.  They will be made upon consultation in advance with the auditors.

(viii)	Matters concerning system of report to auditors from the Company’s directors and employees to, and other matters relating to report to the auditors

The Company’s directors and employees report, directly or through Affairs Department and other related departments, to the auditors execution of duties and Also the Company make them report to the auditor about the operational status of insider hotline (help line).

(ix)	System for directors, auditors and employees of the subsidiaries to report to the auditors

The directors, auditors, and employees of the Group companies shall report directly or through Affairs Department and other related departments important facts and matters which have critical impact to the management in timely and appropriate manner, to the Company’s auditors.

(x)	System to ensure that the person who made the report to the auditor does not receive disadvantageous treatment due to the report

The company, based on the rules and regulations related to internal reporting, shall not adversely handle the person who has to report to the auditors for his report.

(xi)	Matters related to the policy of, prepayment or redemption procedures arising from execution of the auditors duties, and costs or processing of the debt occurring from the execution of the duties

The Company records charges that it deems necessary for the duties of the auditor in the budget.  Also, the Company will respond to recourse of the cost of auditors spent in emergency or extraordinarily.

(xii)	Other matters concerning system to ensure the effective conduct of corporate auditors

Auditors attend board of directors, and the Executive Committee, if necessary, and shall share the business strategy and management issues, and audit the execution of duties of the Board of Directors.  Internal audit department, on a regular basis or according to its necessary, exchange opinions with the auditors, and cooperate as much as possible regarding implementation of audit.

(3)	Policy regarding the determination of dividends of surplus

The Company believes that it is important to continue to enhance the corporate value through maintaining and strengthening competitiveness over the future.  On the profit allocation, the Company has a basic to ensure the internal reserves to prepare for appropriate and stable dividends and business growth for everyone of shareholders.

The Company defined in the Articles of Incorporation about for the number of dividend of surplus, March 31, September 30, and the other day when determined by the Board of Directors, and for decision-making organization of the dividend, it is possible that the Board of Directors of the Company Law Article 459, Paragraph 1 of the matters specified in each item related to the acquisition of treasury stock, the disposal of the loss and retained earnings in the amount of reserves.

The end of the fiscal year date concerning dividend of surplus to the reference date is (March 31, 2016), the Company wants to implement the originally planned dividend of 21.25 yen per share.  About dividend of surplus in the reference date for the September 30, 2015, the Company has carried out 21.25 yen per share (see Note) so that an annual total will be carried out a dividend of 42.50 yen (see Note).  This will be the increase dividend of 20.00 yen as compared with the previous fiscal year (2014).

Regarding the dividend, an emphasis on profits in accordance with the consolidated results, the Company will aim a consolidated dividend payout ratio of 30%.

As a result, the dividend in the next fiscal year, is scheduled to be 45.00 yen per share in the year total.

(Note) The Company has conducted a stock split at a ratio of 2 shares for each common share for the January 1, 2016 as the effective date for the purpose of achieving the Company’s shares improved liquidity and to further expand the investor base, the above amounts will be the amount that takes into account the stock split.

Consolidated Financial Statements (From April 1, 2015 to March 31, 2016)

Consolidated Balance Sheet
(As of March 31, 2016)	(Unit: millions of yen)
Item	Amount	Item	Amount
Current assets	123,176	Current liabilities:	50,731
Cash and deposits	2,308	Notes and accounts payable - trade	16,734
Deposits paid	40,824	Lease obligations	623
Notes and accounts receivable	42,722	Accounts payable-other	6,740
Work in process	20,616	Income taxes payable	4,012
Raw materials and supplies	97	Advances received	14,159
Short-term loans receivable from subsidiaries and associates	12,000	Provision for bonuses	7,633
Deferred tax assets	3,126	Provision for loss on order received	140
Other	1,499	Allowance for program product warranty	208
Allowance for doubtful accounts	(18)	Provision for loss on business withdrawal	116
Non-current assets:	52,519	Other	361
Property, plant and equipment	21,045	Non-current liabilities:	19,953
Buildings and structures (net) .	11,103	Lease obligations	837
Tools, furniture and fixtures (net) .	4,191	Provision for directors’ retirement benefits	145
Land	2,778	Net defined benefit liability	18,923
Leased assets, net	1,525	Other	46
Construction in progress	1,442	Total liabilities	70,684
Other	3	Net assets
Intangible assets:	3,496	Shareholders’ equity:	93,531
Software	1,399	Capital stock	12,952
Goodwill	2,082	Capital surplus	9,950
Other	14	Retained earnings	90,634
Investments and other assets:	27,977	Treasury shares	(20,006)
Investment securities	20,547	Accumulated other comprehensive income:	7,190
Deferred tax assets	3,203	Valuation difference on available-for-sale securities	8,296
Guarantee deposits	3,794	Revaluation reserve for land	(1,276)
Other	479	Foreign currency translation adjustment	170
Allowance for doubtful accounts	(49)	Non-controlling interests	4,290
Total Assets	175,696	Total net assets	175,696

Consolidate Statements of Income (From April 1, 2015 to March 31, 2016)	(Unit: millions of yen)
Item	Amount
Net sales		218,685
Cost of sales		174,981
Gross profit		43,704
Selling, general and administrative expenses		24,435
Operating income		19,269
Non-operating income:
Interest income	160
Dividend income	326
Share of profit of entities accounted for using equity method	57
Other	41	587
Non-operating expenses:
Interest expenses	60
Loss on retirement of non‐current assets	63
Foreign exchange losses	77
Impairment loss	122
Provision for loss on business withdrawal	116
Other	47
Ordinary income		19,367
Extraordinary losses:
Loss on valuation of investment securities	498	498
Profit before income taxes		18,868
Income taxes-current	7,391
Income taxes-deferred	(197)	7,193
Profit		11,674
Profit attributable to non-controlling interests		505
Profit attributable to owners of parent		11,168

Consolidated statements of changes in net assets (From April 1, 2015 to March 31, 2016)			(Unit: millions of yen)
Item	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total Shareholders equity
Balance as of April 1, 2015	12,952	9,950	82,489	(20,004)	85,387
Changes of items during period
Dividends of surplus			(3,022)		(3,022)
Profit attributable to owners of parent			11,168		11,168
Purchase of treasury shares				(2)	(2)
Net changes of items other than shareholders’ equity
Total changes of items during period			8,145	(2)	8,143
Balance as of March 31, 2016	12,952	9,950	90,634	(20,006)	93,531

Item	Accumulated other comprehensive income				Non-	Total net
	Valuation difference on sale securities	Revaluation reserve for land	Foreign currency translation adjustment	Total accumulated other comprehensive income	controlling interests	assets
Balance as of April 1, 2015	9,191	(1,276)	252	8,167	3,888	97,443
Changes of items during period
Dividends of surplus						(3,022)
Profit attributable to owners of parent						11,168
Purchase of treasury shares						(2)
Net changes of items other than shareholders’ equity	(894)		(82)	(976)	401	(574)
Total changes of items during period	(894)		(82)	(976)	401	7,568
Balance as of March 31, 2016	8,296	(1,276)	170	7,190	4,290	105,012

Notes of Consolidated Financial Statements

I.	Significant Accounting Policies for Preparing the Consolidated Financial Statements

1.	Scope of Consolidation

(1)	Principles of consolidation

The consolidated financial statements for the fiscal year ended March 31, 2016, include the accounts of the Company and its 19 subsidiaries, as listed below:

Hokkaido NS Solutions Corporation
Tohoku NS Solutions Corporation
NS Solutions Tokyo Corporation
NS Solutions Chubu Corporation
NS Solutions Kansai Corporation
Kyushu NS Solutions Corporation
NSSLC Service Corporation
NSFMC Corporation

Financial Engineering Group, Inc.
NCI Systems Integration, Inc.
Nittetsu Hitachi Systems Engineering, Inc.
NS Solutions (Shanghai) Co., Ltd.
NS Solutions Asia Pacific Pte. Ltd.
Thai NS Solutions Co., Ltd.
PALSYS Software Co., Ltd.
PT. NSSOL SYSTEMS INDONESIA
PT. SAKURA SYSTEM SOLUTIONS
NS Solutions USA Corporation
NS Solutions IT Consulting Europe Ltd.

NS Solutions Nishinihon Corporation has absorbed Oita NS Solutions Corporation and changed its business name to Kyushu NS Solutions Corporation.  Furthermore, Oita NS Solutions Corporation has been dissolved and thus removed from the scope of consolidation.

The Company has added PT. SAKURA SYSTEM SOLUTIONS to the scope of consolidation from second quarter of the fiscal year ending March 31, 2016 as a result of an acquisition the shares.

All significant inter-company accounts and transactions and unrealized inter-group profit, if any, have been eliminated on consolidation.

The Company’s overseas subsidiaries, NS Solutions (Shanghai) Co.,Ltd., NS Solutions Asia Pacific Pte. Ltd., Thai NS Solutions Co., Ltd., PALSYS Software Co., Ltd., PT. NSSOL SYSTEMS INDONESIA, PT. SAKURA SYSTEM SOLUTIONS, NS Solutions USA Corporation, and NS Solutions IT Consulting Europe Ltd., have a fiscal year ending December 31, which differ from that of the Company.  These subsidiaries do not prepare financial statements at any date after December 31 or on or before March 31 in the following year.  Any material transactions occurring in the period, January 1 to March 31, are adjusted for in these consolidated financial statements.

(2)	Investments in affiliates

The Company’s investment in the affiliate was accounted for using the equity method for the fiscal year ended March 31, 2016 as listed below:

Hokkaido High Information Technology Center Co., Ltd.
Himawari Operation Enterprise Corporation.

2.	Accounting policies

(1)	Investment securities

Investment securities consist of held-to-maturity investments, available-for-sale securities with market quotation, available-for-sale securities without market quotation.

Held-to-maturity investments are valued at cost, adjusted for the amortization of premium or the accretion of discounts based on straight line method.

Available-for-sale securities with market quotation are valued at market value.  Unrealized holding gains, net of tax, are recognized in “Valuation difference on available-for-sale securities” as a separate component of net assets.

Available-for-sale securities without market quotation are stated at cost.

The cost of available-for-sale securities sold is principally based on the moving average method.

(2)	Inventories

Inventories are valued at cost as determined by the following methods:

Work in process ............ Individual cost method, which reduces the book value of inventories based on the decrease in profitability.
Merchandise and supplies  .............primarily, the average method, which reduces the book value of inventories based on the decrease in profitability.

(3)	Method of depreciating and amortizing depreciable assets

Property, Plant and Equipment

Depreciation on property, plant and equipment is computed principally using the declining-balance method over the estimated useful lives of the assets.  However, depreciation of buildings (excluding structures attached to the buildings) acquired on or after April 1, 1998, has been computed using the straight-line method.

Intangible fixed assets

Amortization of intangible fixed assets is computed using the straight-line method over the estimated useful lives of the assets.  Software costs for internal use are amortized over their estimated useful lives (less than 5 years) on a straight-line basis.

Leased assets

The finance lease assets that do not transfer ownership are depreciated by the straight-line method over the lease period, with no residual value at the end of the lease period.

(4)	Major allowance policies

Allowance for doubtful accounts

Receivables are required to be categorized into “normal receivables” and “doubtful receivables” for the purpose of providing an allowance for doubtful accounts under prevailing accounting practice in Japan.

Allowance for normal receivables is provided based on the Companies’ historical write-off experiences.

Allowance for doubtful receivables is provided based on an estimate of uncollectible amount on individual doubtful receivables.

Provision for bonuses

Provision for bonuses is provided at the estimated amount, which the Companies are obliged to pay employees after fiscal year-end, based on their service for the fiscal year ended on the relevant balance sheet date.

Provision for loss on order received

Provision for loss on order received is provided based on the excess of estimated costs over contract revenue.

Allowance for program product warranty

Allowance for program product warranty is provided at the estimated amount computed by the actual rate of the past expenditure.

Provision for directors’ retirement benefits

Provision for directors’ retirement benefits of the Companies are calculated based on the Companies’ internal rules and the estimated amount, which would be payable if all directors and corporate auditors retired at the relevant balance sheet date.

Provision for loss on business withdrawal

Provision for loss on business withdrawal is provided based on the estimated costs expected to occur in the withdrawal of the business.

(5)	Method for Accounting for Retirement benefits

(a)	Method of attributing expected retirement benefits to periods

When calculating retirement benefit obligations, the benefit formula basis is used for attributing expected retirement benefits to periods through March 31, 2016.

(b)	Method of expenses for actuarial differences and prior service costs Actuarial gain or loss and prior service costs are charged to income or expense as incurred.

(c)	Adoption of the simplified method in some consolidated subsidiaries Some consolidated subsidiaries adopt the simplified method to determine net defined benefit liability.

(6)	Revenues and costs recognition of Made-to-order-software

The Companies have been applying the percentage of completion method in case that the outcome of the construction activity is deemed certain (the degree of completion of construction is estimated by the cost-to-cost method).  In other case, the Companies have been applying the completed-contract method in case that the outcome of the construction activity is deemed uncertain.

(7)	Goodwill

Goodwill arising from mergers, which represents the excess of the purchase price over the fair value of net assets acquired, have been amortized on a straight line basis over the respective estimated useful lives.  When its amount is not material, it is charged to expense as incurred.

(8)	Others

Accounting for consumption tax

Consumption tax is excluded from the figures of the accompanying financial statements.

(9)	Change in Accounting Principles Accompanying Revision in Accounting Standards

(Accounting Standard for Business Combinations, etc.)

“Revised Accounting Standard for Business Combinations (ASBJ Statement No. 21 revised on September 13, 2013, hereinafter referred to as the “Business Combinations Accounting Standard”), the “Revised Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22 revised on September 13, 2013, hereinafter referred to as the “Consolidated Financial Statements Accounting Standard”), and the “Revised Accounting Standard for Business Divestitures (ASBJ Statement No. 7 revised on September 13, 2013, hereinafter referred to as the “Business Divestitures Accounting Standard”) have been applied from the consolidated fiscal year under review.  As a result, for subsidiaries the Company continues to control, differences arising due to changes in the equity portion are entered in capital surplus and costs associated with the acquisition of shares are now treated as expenses in the consolidated fiscal year in which they are incurred.  In addition, for business combinations that are implemented after the beginning of the consolidated fiscal year under review, the allocation of the cost of acquisitions, as determined after review of provisional accounting treatment, is reflected in the consolidated financial statements for the consolidated fiscal year in which the business combination took place.

Additionally, the Company has changed the method of presenting consolidated profit and moved “minority interests in consolidated subsidiaries” to “non-controlling interests in consolidated subsidiaries”.  To reflect these changes, the Company has reclassified its consolidated financial statements for the previous fiscal year.

In the consolidated cash flow statements for the consolidated fiscal year under review, the following changes have been made in the method of classification.  Cash flows related to purchases or sales of shares of subsidiaries that are not accompanied by a change in the scope of consolidation have been included in “Cash flows from financing activities.” Cash flows related to expenses arising due to purchases of shares of subsidiaries accompanied by a change in the scope of consolidation or cash flows related to expenses due to purchases or sales of shares of subsidiaries that are not accompanied by a change in the scope of consolidation have been included in “Cash flows from operating activities.”

II.	Notes to Consolidated Balance Sheets

1.	Accumulated Depreciation on Property, Plant and Equipment

Property, plant and equipment were recorded at cost, net of accumulated depreciation of 19,874 million yen and 22,291 million yen at March 31, 2015 and 2016, respectively.

2.	Revaluation of Land

Land used for business purposes was revalued in accordance with the “Law Concerning the Revaluation of Land” as at March 31, 2000.  Under the law, Japanese companies were allowed to revalue the land used for business purposes to fair value only for the limited period during the year ended March 31, 1998 to March 31, 2001.  Unrealized gains and losses were charged directly to net assets, rather than to the income statement.  Application of the law was voluntary, but permitted only one time during the three-year period.

The detail of the revaluation is as follows:

●	Method of revaluation

The calculations were made in accordance with the “Law Concerning the Revaluation of Land”.

●	Date of revaluation

The companies revalued based on the fair value as of March 31, 2000.

●	The excess of the carrying amounts of the revalued land over its fair value at the end of March 31, 2015 and 2016 were 181 million yen and 181 million yen, respectively.

3.	Work in process and provision for contract loss for the same Made-to-order-software

With respect to the work in process and the provision for contract loss for the same made-to-order software, the Companies are not offset but individually reported.

The amount of the provision for contract loss in the inventories offset were 426 million yen and 112 million yen on March 31, 2015 and 2016, respectively.

III.	Notes to Consolidated Statements of Changes in Net Assets

1.	Information on issued shares

The number of shares as follows:

Kind of stock	As of March 31, 2015	Increase	Decrease	As of March 31, 2016
Common stock	52,999,120	52,999,120	—	105,998,240

(Reason for increase or decrease issued shares)

●	Increase

Implementation of a stock split of its common stock at a ratio of 2 shares for each 1 share, on January 1, 2016:        52,999,120

2.	Information on dividends

(1)	The Company paid cash dividends are as follows:

Date of board resolution	Class of stock	Total dividend amount	Dividend per share	Record date	Effective date
May 12, 2015	Common stock	1,046 million yen	22.50 yen	March 31, 2015	June 1, 2015
October 27, 2015	Common stock	1,976 million yen	42.50 yen	September 30, 2015	December 2, 2015

(2)	Dividends of which record date belongs to in the fiscal year, and the effective date is the following fiscal year are as follows:

Date of board resolution	Class of stock	Source of dividends	Total dividend amount	Dividend per share	Record date	Effective date
May 13, 2016	Common stock	Retained earnings	1,976 million yen	21.25 yen	March 31, 2016	June 1, 2016

IV.	Notes to financial instruments

1.	Matters concerning the status of financial instruments

(1)	Management policy

The Companies are mainly financed by their own funds for operating funds, and manage fund surpluses through financial assets that have high levels of safety.  The Company has not derivative transactions.

(2)	Financial instruments, risk, and risk management

A Part of the cash and cash equivalent is a foreign currency account and is exposed to foreign currency risk.

“Notes and accounts receivable-trade” is exposed to credit risk in relation to customers and trading partners.  For such risk, pursuant to criteria for managing credit exposure, the Companies have systems enabling the management of due dates and balances of each customer and trading partner as well as the regularly analysis of credit status.

“Deposits paid” is deposited to the Parent Company, based on fund policy.

“Securities” is mainly “held-to-maturity debt securities” and there is little credit risk because the Companies invest in only securities which are high credit ratings based on fund policy.

“Investment securities”, which is mainly stock in relation to customers and trading partners for the purpose of the partnership business and capital alliance, is exposed to credit risk and market price fluctuation risk.  For such risk, the Companies continuously review the analysis of fair value, customer’s financial situation, and relation to customers.

“Short-term loans receivable from subsidiaries and associates” is loaned to the parent company, based on fund policy.

“Notes and accounts payable-trade” and “Accounts payable-other” have payment due dates within three months.  “Lease obligations” related to finance lease transactions have no fluctuation risk because it adopts fix interest rate.

2.	Fair value of financial instruments

The carrying amounts on the consolidated balance sheets, fair value, and differences as of March 31, 2016 were as follows.  In addition, financial instruments, of which it is extremely difficult to measure the fair value, were not included (Please see “Note 2.  Financial instruments of which the fair value is extremely difficult to measure”).

	Millions of yen
March 31, 2016	Carrying amount	Fair value	Differences
Assets:
（1）Cash and deposits	2,308	2,308	―
（2）Deposits paid	40,824	40,824	―
（3）Notes and accounts receivable-trade	42,722	42,722	―
（4）Securities and Investment securities:
①Held-to-maturity debt securities	4,000	3,985	(14)
②Marketable and investment securities	16,224	16,224	―
（5）Short-term loans receivable from subsidiaries and associates	12,000	12,000	―
Total	118,080	118,066	(14)
Liabilities:
（6）Notes and accounts payable-trade	16,734	16,734	―
（7）Accounts payable-other	6,740	6,740	―
（8）Income taxes payable	4,012	4,012	―
（9）Lease obligations(*)	1,029	1,092	63
Total	28,516	28,580	63

*Lease obligations calculated by the simplified method (431 million yen) were excluded.

Note l.  Fair value measurement of financial instruments

(1)	Cash and deposits, (2) Deposits paid, and (3) Notes and accounts receivable-trade

The carrying amount approximates fair value because of the short maturity of these instruments.

(4)	Securities and Investment securities

The fair value of equity securities equals quoted market price or the price provided by a financial institution.  The fair value of debt security approximates fair value because of the short maturity of these instruments.

(Please see “Investment Securities”)

Millions of yen
March 31, 2016	Carrying amount	Fair value	Gross unrealized gains (losses)
Government bond	―	―	―
Corporate bond	4,000	3,985	(14)
Commercial paper	―	―	―
Cash in trust	―	―	―
Certificate of deposit	―	―	―
Total	4,000	3,985	(14)

	Millions of yen
March 31, 2016	Carrying amount	Acquisition Cost	Gross unrealized gains (losses)
Equity securities (gains)	16,224	4,256	11,967
Equity securities (losses)	―	―	―
Total	16,224	4,256	11,967

(5) Short-term loans receivable from subsidiaries and associates, (6) Notes and accounts payable-trade, (7) Accounts payable-other, (8) Income taxes payable

The carrying amount approximates fair value because of the short maturity of these instruments.

(9)	Lease obligations

Fair value equals to the present value of future cash flows discounted using the current interest rate for similar lease contracts of comparable maturities and contract conditions.

Note 2.  Financial instruments of which the fair value is extremely difficult to measure

March 31, 2016	Millions of yen
Non listed securities	291
Investment in funds	31
Guarantee deposits	3,794

It is recognized that these do not have market values and that it is extremely difficult to estimate future cash flows.

Note 3.  The redemption schedule for monetary assets and held-to-maturity debt securities after the balance sheet date

March 31, 2016	Millions of yen
Within one year
Cash and deposits	2,308
Deposits paid	40,824
Notes and accounts receivable-trade	42,722
Securities and Investment securities
Held-to-maturity debt securities (Government bond)	―
Held-to-maturity debt securities (Corporate bond)	―
Short-term loans receivable from subsidiaries and associates	12,000
Over one year within five years
Held-to-maturity debt securities (Corporate bond)	4,000

Note 4.  The repayment schedule for lease obligations after the balance sheet date

March 31, 2016	Millions of yen
Within one year	623
Over one year within two years	95
Over two years within three years	90
Over three years within four years	64
Over four years within five years	61
Over five years	525

V.	Per Share Information

Net assets per share	1,082.95 yen
Net income per share	120.08 yen

(Notes)  January 1, 2016, the Company implemented a stock split of its common stock at a ratio of 2 shares for each 1 share.  Net income per share is calculated on the assumption that the said stock split was implemented at the beginning of the previous fiscal year.

VI.	Subsequent Events

There have been no material events subsequent to March 31, 2016.

Non-Consolidated Financial Statements (From April 1, 2015 to March 31, 2016)

Non-Consolidated Balance Sheet (As of March 31, 2016)		(Unit: millions of yen)
Item	Amount	Item	Amount
Current assets	115,821	Current liabilities:	69,100
Cash and deposits	588	Notes and accounts payable - trade	17,724
Deposits paid	40,824	Lease obligations	616
Notes and accounts receivable	37,899	Accounts payable-other	3,935
Work in process	20,416	Income taxes payable	2,829
Raw materials and supplies	93	Consumption taxes payable	1,758
Short-term loans receivable from subsidiaries and associates	12,289	Advances received	37,384
Deferred tax assets	1,745	Provision for bonuses	4,478
Other	1,480	Provision for loss on order received	80
Allowance for doubtful accounts	(17)	Allowance for program product warranty	174
Non-current assets:	53,963	Provision for loss on business withdrawal	116
Property, plant and equipment	20,341	Non-current liabilities:	16,461
Buildings and structures (net) .	10,949	Lease obligations	819
		Provision for employees' retirement benefits	15,628
Tools, furniture and fixtures (net) .	3,736	Provision for directors’ retirement benefits	13
Land	2,777	Total liabilities	85,562
Leased assets, net	1,503	Net assets
Construction in progress	1,413	Shareholders’ equity:	77,203
Other	0	Capital stock	12,952
Intangible assets:	1,273	Capital surplus	9,950
Software	1,263	Retained earnings	74,307
Other	7	Treasury shares	(20,006)
Investments and other assets:	32,348	Valuation difference on available-for-sale securities	8,296
Investment securities	20,521	Revaluation reserve for land	(1,276)
Shares in affiliates	5,854
Affiliates capital	444
Affiliated companies long-term loans	12
Long-term prepaid expenses	10
Deferred tax assets	1,923
Guarantee deposits	3,354
Other	259
Allowance for doubtful accounts	(33)
Total Assets	169,785	Total net assets	169,785

Non-Consolidated Statements of Income (From April 1, 2015 to March 31, 2016)	(Unit: millions of yen)
Item	Amount
Net sales		193,079
Cost of sales		159,309
Gross profit		33,769
Selling, general and administrative expenses		19,619
Operating income		14,150
Non-operating income:
Interest income .& Dividend income	1,499
Interest on securities	10
Other	20
Non-operating expenses:
Interest expenses	74
Loss on retirement of non‐current assets	61
Foreign exchange losses	62
Impairment loss	90
Provision for loss on business withdrawal	118
Other	40	447
Ordinary income		15,234
Extraordinary losses:
Loss on valuation of investment securities	498	498
Profit before income taxes		14,735
Income taxes-current	5,352
Income taxes-deferred	(186)	5,165
Profit		9,569

Non-Consolidated statements of changes in net assets (From April 1, 2015 to March 31, 2016)			(Unit: millions of yen)
Item	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total Shareholders equity
Balance as of April 1, 2015	12,952	9,950	67,760	(20,004)	70,658
Changes of items during period
Dividends of surplus			(3,022)		(3,022)
Profit attributable to owners of parent			9,569		9,569
Purchase of treasury shares				(2)	(2)
Net changes of items other than shareholders’ equity
Total changes of items during period			6,547	(2)	6,544
Balance as of March 31, 2016	12,952	9,950	74,307	(20,006)	77,203

Item	Accumulated other comprehensive income			Total net assets
	Valuation difference on sale securities	Revaluation reserve for land	Total accumulated other comprehensive income
Balance as of April 1, 2015	9,191	(1,276)	7,914	78,572
Changes of items during period
Dividends of surplus				(3,022)
Profit attributable to owners of parent				9,569
Purchase of treasury shares				(2)
Net changes of items other than shareholders’ equity	(894)		(894)	(894)
Total changes of items during period	(894)		(894)	5,650
Balance as of March 31, 2016	8,296	(1,276)	7,019	84,223

Notes of the Non-Consolidated Financial Statements

I.	Significant Accounting Policies

(1)	Investment securities

Investment securities consist of held-to-maturity investments, available-for-sale securities with market quotation, available-for-sale securities without market quotation.

Held-to-maturity investments are valued at cost, adjusted for the amortization of premium or the accretion of discounts based on straight line method.

Available-for-sale securities with market quotation are valued at market value.  Unrealized holding gains, net of tax, are recognized in “Valuation difference on available-for-sale securities” as a separate component of net assets.

Available-for-sale securities without market quotation are stated at cost.

The cost of available-for-sale securities sold is principally based on the moving average method.

(2)	Inventories

Inventories are valued at cost as determined by the following methods:

Work in process ............Individual cost method, which reduces the book value of inventories based on the decrease in profitability.
Merchandise and supplies .............primarily, the average method, which reduces the book value of inventories based on the decrease in profitability.

(3)	Method of depreciating and amortizing depreciable assets

Property, Plant and Equipment

Depreciation on property, plant and equipment is computed principally using the declining-balance method over the estimated useful lives of the assets.  However, depreciation of buildings (excluding structures attached to the buildings) acquired on or after April 1, 1998, has been computed using the straight-line method.

Intangible fixed assets

Amortization of intangible fixed assets is computed using the straight-line method over the estimated useful lives of the assets.  Software costs for internal use are amortized over their estimated useful lives (less than 5 years) on a straight-line basis.

Leased assets

The finance lease assets that do not transfer ownership are depreciated by the straight-line method over the lease period, with no residual value at the end of the lease period.

(4)	Major allowance policies

Allowance for doubtful accounts

Receivables are required to be categorized into “normal receivables” and “doubtful receivables” for the purpose of providing an allowance for doubtful accounts under prevailing accounting practice in Japan.

Allowance for normal receivables is provided based on the Companies’ historical write-off experiences.

Allowance for doubtful receivables is provided based on an estimate of uncollectible amount on individual doubtful receivables.

Provision for bonuses

Provision for bonuses is provided at the estimated amount, which the Companies are obliged to pay employees after fiscal year-end, based on their service for the fiscal year ended on the relevant balance sheet date.

Provision for loss on order received

Provision for loss on order received is provided based on the excess of estimated costs over contract revenue.

Allowance for program product warranty

Allowance for program product warranty is provided at the estimated amount computed by the actual rate of the past expenditure.

Method for Accounting for Retirement benefits

(a)	Method of attributing expected retirement benefits to periods

When calculating retirement benefit obligations, the benefit formula basis is used for attributing expected retirement benefits to periods through March 31, 2016.

(b)	Method of expenses for actuarial differences and prior service costs

Actuarial gain or loss and prior service costs are charged to income or expense as incurred.

(c)	Adoption of the simplified method in some consolidated subsidiaries

Some consolidated subsidiaries adopt the simplified method to determine net defined benefit liability.

Provision for directors’ retirement benefits

Provision for directors’ retirement benefits of the Companies are calculated based on the Companies’ internal rules and the estimated amount, which would be payable if all directors and corporate auditors retired at the relevant balance sheet date.

Provision for loss on business withdrawal

Provision for loss on business withdrawal is provided based on the estimated costs expected to occur in the withdrawal of the business.

(5)	Major income and expense policies

Revenues and costs recognition of Made-to-order-software

The Companies have been applying the percentage of completion method in case that the outcome of the construction activity is deemed certain (the degree of completion of construction is estimated by the cost-to-cost method).  In other case, the Companies have been applying the completed-contract method in case that the outcome of the construction activity is deemed uncertain.

(6)	Others

Accounting for consumption tax

Consumption tax is excluded from the figures of the accompanying financial statements.

II.	Notes of Change in Accounting Principles Accompanying Revision in Accounting Standards (Accounting Standard for Business Combinations, etc.)

“Revised Accounting Standard for Business Combinations (ASBJ Statement No. 21 revised on September 13, 2013, hereinafter referred to as the “Business Combinations Accounting Standard”), the “Revised Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22 revised on September 13, 2013, hereinafter referred to as the “Consolidated Financial Statements Accounting Standard”), and the “Revised Accounting Standard for Business Divestitures (ASBJ Statement No. 7 revised on September 13, 2013, hereinafter referred to as the “Business Divestitures Accounting Standard”) have been applied from the consolidated fiscal year under review.  As a result, for subsidiaries the Company continues to control, differences arising due to changes in the equity portion are entered in capital surplus and costs associated with the acquisition of shares are now treated as expenses in the consolidated fiscal year in which they are incurred.

In addition, for business combinations that are implemented after the beginning of the consolidated fiscal year under review, the allocation of the cost of acquisitions, as determined after review of provisional accounting treatment, is reflected in the consolidated financial statements for the consolidated fiscal year in which the business combination took place.

Additionally, the Company has changed the method of presenting consolidated profit and moved “minority interests in consolidated subsidiaries” to “non-controlling interests in consolidated subsidiaries”.  To reflect these changes, the Company has reclassified its consolidated financial statements for the previous fiscal year.

In the consolidated cash flow statements for the consolidated fiscal year under review, the following changes have been made in the method of classification.  Cash flows related to purchases or sales of shares of subsidiaries that are not accompanied by a change in the scope of consolidation have been included in “Cash flows from financing activities.” Cash flows related to expenses arising due to purchases of shares of subsidiaries accompanied by a change in the scope of consolidation or cash flows related to expenses due to purchases or sales of shares of subsidiaries that are not accompanied by a change in the scope of consolidation have been included in “Cash flows from operating activities.”

III.	Notes of Non-Consolidated Balance Sheet

1.	Monetary receivables from, and Monetary payable to, affiliates
Short-term monetary receivable	45,361 million yen
Short-term monetary payable	29,966 million yen
2.	Amounts of accumulated depreciation of property, plant and equipment	21,061 million yen
3.	Work-in-process and orders loss allowance
Work-in-progress that the occurrence of the loss is related to the software of the expected orders production has displayed without offset for orders loss allowances
Orders loss allowances among work-in-process which is expected occurrence of loss at the end of the period, in accordance with the software of the order production:	53 million yen
4.	Loan guarantee
The Company guarantees for the accounts payable of the consolidated subsidiaries,
NSSLC Service Corporation	713 million yen
5.	Revaluation of Land
Land used for business purposes was revalued in accordance with the “Law Concerning the Revaluation of Land” as at March 31, 2000. Under the law, Japanese companies were allowed to revalue the land used for business purposes to fair value only for the limited period during the year ended March 31, 1998 to March 31, 2001. Unrealized gains and losses were charged directly to net assets, rather than to the income statement.  Application of the law was voluntary, but permitted only one time during the three-year period.
The detail of the revaluation is as follows:

・               Method of revaluation
The calculations were made in accordance with the “Law Concerning the Revaluation of Land”.
・               Date of revaluation
The companies revalued based on the fair value as of March 31, 2000.
・               The excess of the carrying amounts of the revalued land over its fair value at the end of March 31, 2015 and 2016 were 181 million yen and 181 million yen, respectively.

IV.	Notes of Non-Consolidated Statement of Income
Amounts of transaction with affiliates
Net sales	46,994 million yen
Operating expenses	52,351 million yen
Amounts of transaction with non-business transaction	1,206 million yen

V. Notes of Non-Consolidated Statements of changes in net assets
Treasury stock of the type and matters relating to the number of shares in the current fiscal year
Type of treasury stock	Common stock
The number of beginning stock	6,495,262 shares
Net increase in the number of shares	6,496,026 shares
Decrease the number of shares
The number of year-end stock	12,991,324 shares
(Note) Net increase in the number of shares is due to the purchase of the stock split and the shares of less than one unit.

VI. Notes of Tax effect accounting
1.	The main cause of deferred tax assets and deferred tax liabilities
Deferred tax assets
Net defined benefit liability	4,785	million yen
Provision for bonus	1,198	million yen
Amortization of software costs	632	million yen
Accrued enterprise tax	221	million yen
Loss on valuation of investment securities	152	million yen
Others	603	million yen
Subtotal deferred tax assets	7,593	million yen
Valuation difference on available for sale securities	(262	) million yen
Total deferred tax assets	7,331	million yen

Deferred tax liabilities
Valuation difference on available for sale securities	(3,661	) million yen
Total deferred tax liabilities	(3,661	) million yen
Net deferred tax assets	3,669	million yen

2.	The significant difference between the statutory tax rate and the company’s effective tax rate was follows:

Effective statutory tax rate	33.1%
Adjustment
Permanent non-deductible expenses	1.0%
Permanent non-taxable income	(2.4)%
Inhabitants tax per capita	0.2%
Decrease in deferred tax assets due to tax rate change	3.0%
Others	0.1%
Effective income tax rate	35.1%

3.	Modification of the amount of deferred tax assets and deferred tax liabilities due to changes in tax rate of corporate tax, etc.
In accordance with the enactment on March 29, 2016, of the Act on Partial Revision of the Income Tax Act and the Act on Partial Revision of the Local Tax Act, the effective statutory tax rate of 32.3% utilized in the previous consolidated fiscal year for the computation of deferred tax liabilities for the current consolidated fiscal year (applied only to assets and liabilities to be recovered or settled on or after April 1, 2016) has been revised from 32.3% utilized in the previous consolidated fiscal year to 30.9% for assets and liabilities to be recovered or settled during the period of April 1, 2016, to March 31, 2018, and to 30.6% for assets and liabilities to be recovered or settled from April 1, 2018, and thereafter.
As a result of this change, deferred tax assets (net of deferred tax liabilities) decreased by 248 million yen, income taxes-deferred at fiscal year-end increased by 444 million yen, and valuation difference on available-for-sale securities increased by 196 million yen, respectively.

VII. Notes of Related party
1.	Parent company and major stockholders etc.
(Unit millions of yen)
	name	Equity share	Relationship	Transaction	amount	Item	amount
Parent company	Nippon Steel & Sumitomo Metal Corporation	62.40% (direct)	Sales of systems integration services, Deposit of funds, Loan, Directors and auditors who have a position in both companies,	Sales of systems integration services Money deposited Money refunded Interest income of deposits Interest income of loans	45,376 72,950 64,100 98 45	Receivable Payable Deposits Short-term loans receivable from associates	3,489 8,375 40,826 12,000

(Note 1) Consumption taxes are not included in the amount of transaction and are included in the amount of balances.
(Note 2) The terms and conditions applicable to the above transactions were determined on an arm’s length basis and with reference to normal market prices.
(Note 3) For the interest rate by the deposit-lending of funds, taking into account market interest rates, the Company have determined upon individual negotiation.

2.	Subsidiaries etc.
(Unit millions of yen)
	Name	Equity share	Relationship	Transaction	amount	Item	amount
Subsidiaries	Hokkaido NS Solutions	100% (direct)	Deposit source of funds	Interest payable Deposits Payout	0 2,718 2,564	Deposits	2,883
	NS Solutions Tokyo	100% (direct)	Deposit source of funds	Interest payable Deposits Payout	0 1,232 1,005	Deposits	2,203
	Kyushu NS Solutions	100% (direct)	Deposit source of funds	Interest payable Deposits Payout	0 4,123 3,825	Deposits	3,086
	NSSLC Service	100% (direct)	Debt warranty	Debt warranty	710
	Financial Engineering Group	100% (direct)	Deposit source of funds	Interest payable Deposits Payout	0 2,967 2,739	Deposits	1,749
	Nittetsu Hitachi Systems Engineering	51% (direct)	Deposit source of funds	Interest payable Deposits Payout	10 12,980 11,380	Deposits	6,821

(Note 1) Consumption taxes are not included in the amount of transaction and are included in the amount of balances.
(Note 2) The terms and conditions applicable to the above transactions were determined on an arm’s length basis and with reference to normal market prices.
(Note 3) For the interest rate by the deposit-lending of funds, taking into account market interest rates, the Company have determined upon individual negotiation.
(Note 4) Debt warranty shows for accounts payable of NSSLC Service Co., Ltd.

VIII. Per share information
1.	Net assets per share	905.56 yen
2.	Net income per share	102.89 yen

(Note) January 1, 2016, the Company implemented a stock split of its common stock at a ratio of 2 shares for each 1 share. Net income per share is calculated on the assumption that the said stock split was implemented at the beginning of the previous fiscal year.

IX. Subsequent Events
There have been no material events subsequent to March 31, 2016.